United States

Securities and Exchange Commission

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.)

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[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

[x] Definitive Proxy Statement

[ ] Definitive Additional Materials

[ ] Soliciting Material Pursuant to § 240.14a-12

RETAIL OPPORTUNITY INVESTMENTS CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2021

To the Stockholders of Retail Opportunity Investments Corp.:

The 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), will be held via a live webcast at http://www.viewproxy.com/ROIREIT/2021/vm, on April 26, 2021, at 1:30 p.m., Eastern time, to consider and vote on the following matters:

(1)	the election of eight directors to serve on the Company’s board of directors until the Company’s 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify;

(2)	the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2021;

(3)	the resolution to approve, on an advisory basis, the compensation of the Company’s named executive officers as described in the accompanying proxy statement; and

(4)	the transaction of such other business as may properly come before the Annual Meeting or any postponements or adjournments thereof.

The close of business on March 1, 2021 has been fixed by our board of directors as the record date for the determination of the stockholders entitled to notice of, and to vote at, the Annual Meeting and any postponements or adjournments thereof.

Due to the ongoing public health impact of the novel coronavirus (COVID-19) pandemic, limitations on gatherings of individuals as a result thereof, and in order to support the health and well-being of our stockholders, employees and the greater community, we will hold the Annual Meeting virtually, which will be conducted via a live webcast, and we hope that all of our stockholders who can do so will attend the Annual Meeting via the live webcast. In order to attend the Annual Meeting virtually, you must register by 11:59 p.m., Eastern time, on April 25, 2021, by following the instructions in the accompanying proxy statement. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. During the Annual Meeting, you may submit questions and will be able to vote your shares electronically.

Whether or not you plan to attend, in order to assure proper representation of your shares of our common stock, par value $0.0001 per share (“Common Stock”), at the Annual Meeting, we urge you to submit your proxy voting instructions to the Company. By submitting your proxy voting instructions promptly, you can help the Company avoid the expense of follow-up mailings and ensure the presence of a quorum at the Annual Meeting. If you attend the Annual Meeting virtually, you may, if so desired, revoke your prior proxy voting instructions and vote your shares online during the virtual meeting.

If you are a registered holder of shares of Common Stock as of the close of business on the record date, you may vote your shares of Common Stock online during the Annual Meeting or by submitting your proxy voting instructions to the Company by following the instructions on your proxy card. If you hold shares of Common Stock in “street name” through a broker or other financial institution as of the close of business on the record date, you may vote your shares of Common Stock online during the Annual Meeting by following the instructions in the accompanying proxy statement or you may follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to authorize a proxy to vote your shares of Common Stock.

Your proxy is being solicited by our board of directors. Our board of directors recommends that you vote “FOR” each nominee for director and “FOR” proposals 2 and 3.

By Order of the Board of Directors

Stuart A. Tanz President and Chief Executive Officer San Diego, California March 26, 2021	Michael B. Haines Chief Financial Officer, Treasurer and Secretary

Table of Contents

Page

GENERAL MEETING INFORMATION	1
2021 PROXY STATEMENT SUMMARY	4
ESG Highlights	7
PROPOSAL 1 ELECTION OF DIRECTORS	10
PROPOSAL 2 RATIFICATION OF APPOINTMENT OF the company’s INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM	14
PROPOSAL 3 ApprovAL, on an advisory basis, OF the compensation of the Company’s named executive officers	15
COMPENSATION OF NON-EMPLOYEE DIRECTORS	19
INFORMATION REGARDING OUR EXECUTIVE OFFICERS	20
CORPORATE GOVERNANCE	21
EXECUTIVE COMPENSATION	27
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	51
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	52
OTHER MATTERS	53
SUBMISSION OF STOCKHOLDER PROPOSALS	53
HOUSEHOLDING OF PROXY MATERIALS	54
MISCELLANEOUS	54

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held April 26, 2021. The Proxy Statement and our 2020 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2021

PROXY STATEMENT

FOR THE 2021 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 26, 2021

GENERAL MEETING INFORMATION

This Proxy Statement is being furnished to stockholders in connection with the solicitation of proxies by and on behalf of the board of directors of Retail Opportunity Investments Corp., a Maryland corporation (the “Company,” “ROIC,” “we,” “our” or “us,”), for use at the Company’s 2021 Annual Meeting of Stockholders (the “Annual Meeting”) will be held via a live webcast at http://www.viewproxy.com/ROIREIT/2021/vm, on April 26, 2021 at 1:30 p.m., Eastern time, or at any postponements or adjournments thereof.

Due to the ongoing public health impact of the novel coronavirus (COVID-19) pandemic, limitations on gatherings of individuals as a result thereof, and in order to support the health and well-being of our stockholders, employees and the greater community, we will hold the Annual Meeting virtually, which will be conducted via a live webcast, and we hope that all of our stockholders who can do so will attend the Annual Meeting via the live webcast. The virtual meeting has been designed to provide the same rights to participate as you would have at an in-person meeting. During the Annual Meeting, you may submit questions and will be able to vote your shares electronically. You may also submit questions during the registration process set forth below in advance of the Annual Meeting. The Company will respond to as many appropriate inquiries at the Annual Meeting as time allows and such questions and responses will be posted on our website www.roireit.net promptly following the Annual Meeting.

If you are a registered holder of shares of our common stock, par value $0.0001 per share (“Common Stock”), as of the close of business on March 1, 2021 (the “Record Date”), you may vote your shares of Common Stock online during the Annual Meeting or by submitting your proxy voting instructions to us by following the instructions on your proxy card. If you hold shares of Common Stock in “street name” through a broker or other financial institution as of the close of business on the Record Date, you may vote your shares of Common Stock online during the Annual Meeting by following the instructions in this proxy statement or you may follow the instructions provided by your broker or other financial institution regarding how to instruct your broker or financial institution to authorize a proxy to vote your shares of Common Stock.

Shares of Common Stock represented by properly submitted proxies received by us prior to the Annual Meeting will be voted according to the instructions specified on such proxies. Any stockholder of record submitting voting instructions or a proxy retains the power to revoke such instructions or proxy at any time prior to its exercise at the Annual Meeting by (i) delivering prior to the Annual Meeting a written notice of revocation to Michael B. Haines, our Secretary, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, (ii) submitting a later dated proxy card, (iii) authorizing a proxy via the Internet or by telephone at a later date or (iv) by voting online during the Annual Meeting. Due to the various impacts of the COVID-19 pandemic, including the potential for mail delays and government restrictions on and closures of workplaces, we encourage stockholders to submit a proxy via the Internet or by telephone. A stockholder submitting a notice of revocation by mail should provide sufficient time for delivery. Attending the Annual Meeting virtually will not automatically revoke a stockholder’s previously submitted voting instructions or proxy unless such stockholder votes during the Annual Meeting. If your shares are held in “street name” and you desire to change your vote, you should contact the nominee holding shares for you (i.e., a brokerage firm, bank, broker-dealer or other intermediary) for instructions on how to do so.

If a proxy is properly authorized without specifying any voting instructions and not revoked prior to the Annual Meeting, the shares of Common Stock represented by such proxy will be voted FOR the election of the director nominees to serve on our board of directors until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify, FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and FOR the advisory resolution on the compensation of our named executive officers as disclosed in this Proxy Statement. As to any other business which may properly come before the Annual Meeting or any postponements or adjournments thereof, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

Both stockholders of record and stockholders who hold their shares in “street name” will need to register to be able to attend the virtual Annual Meeting via live webcast, submit their questions during the virtual Annual Meeting and vote their shares electronically at the virtual Annual Meeting by following the instructions below.

If you are a stockholder of record, you must:

•	First register at http://www.viewproxy.com/ROIREIT/2021 by 11:59 p.m., Eastern time, on April 25, 2021. You will need to enter your name, phone number, email address, and control number (included on your proxy card) as part of the registration, following which, you will receive an email confirming your registration, as well as the password you will need to enter the Annual Meeting.

If you do not have your control number, you may still attend the Annual Meeting as a guest (non-stockholder) but you will not have the option to participate in or vote your shares electronically at the Annual Meeting.

•	On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/ROIREIT/2021/vm (you will need the control number included on your proxy card).

•	If you wish to vote your shares electronically at the Annual Meeting, you will need to visit www.AALvote.com/ROIC during the Annual Meeting while the polls are open (you will need the control number included on your proxy card).

If your shares are held in a “street name,” you must:

•	Obtain a legal proxy from your broker, bank or other nominee.

•	Register at http://www.viewproxy.com/ROIREIT/2021 by 11:59 p.m., Eastern time, on April 25, 2021.

You will need to enter your name, phone number and email address, and provide a copy of the legal proxy (which may be uploaded to the registration website or sent via VirtualMeeting@viewproxy.com) as part of the registration, following which, you will receive an email confirming your registration, your virtual control number, as well as the password to attend the Annual Meeting.

•	Please note, if you do not provide a copy of the legal proxy, you may still attend the Annual Meeting as a guest (non-stockholder) but you will not have the option to participate in or vote your shares electronically at the Annual Meeting.

•	On the day of the Annual Meeting, if you have properly registered, you may enter the Annual Meeting by logging in using the password you received via email in your registration confirmation at http://www.viewproxy.com/ROIREIT/2021/vm (you will need the virtual control number assigned to you in your registration confirmation email to enter the Annual Meeting).

•	If you wish to vote your shares electronically at the Annual Meeting, you will need to visit http://www.AALvote.com/ROIC during the Annual Meeting while the polls are open (you will need the virtual control number assigned to you in your registration confirmation email).

This Proxy Statement, the Notice of the 2021 Annual Meeting of Stockholders and the related proxy card are first being sent and made available to stockholders on or about March 26, 2021.

Annual Report

This Proxy Statement is accompanied by our Annual Report to Stockholders for the year ended December 31, 2020, including financial statements audited by Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2020, and their report thereon, dated February 24, 2021.

Voting Securities and Record Date

Stockholders will be entitled to cast one vote for each share of Common Stock held of record at the close of business on the Record Date with respect to (i) the election of eight directors to serve on our board of directors until our 2022 Annual Meeting of Stockholders and until their successors are duly elected and qualify, (ii) the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021, (iii) the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement and (iv) any other proposal for stockholder action that may properly come before the Annual Meeting or any postponements or adjournments thereof.

Abstentions and broker non-votes are each included in the determination of the number of shares present at the Annual Meeting for the purpose of determining whether a quorum is present. A broker non-vote occurs when a nominee holding shares for a beneficial owner (i.e., a broker) does not vote on a particular proposal because such nominee does not have discretionary voting power for that particular matter and has not received voting instructions from the beneficial owner. If you hold your shares in “street name” through a broker or other financial institution it is critical that you cast your vote if you want it to count in the election of directors or the advisory resolution to approve the compensation of our named executive officers as disclosed in this Proxy. Under the rules of the New York Stock Exchange (“NYSE”), the only item to be acted upon at the Annual Meeting with respect to which a broker or nominee will be permitted to exercise voting discretion is the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Although our Common Stock trades on the NASDAQ Stock Market (“NASDAQ”), the NYSE rules affect us because most of the shares of Common Stock held in “street name” are held with NYSE member-brokers. Therefore, if you hold your shares of Common Stock in “street name” and you do not give the broker or nominee specific voting instructions on the election of the directors or the advisory resolution to approve the compensation of our named executive officers, your shares will not be voted on those items, and a broker non-vote will occur.

Abstentions and broker non-votes will have no effect on the election of directors, the ratification of the appointment of Ernst & Young LLP or the advisory vote on the compensation of our named executive officers as disclosed in this Proxy Statement.

The presence, in person or by proxy, of holders of Common Stock entitled to cast a majority of all the votes entitled to be cast at the Annual Meeting shall constitute a quorum. The disposition of business scheduled to come before the Annual Meeting, assuming a quorum is present, will require the following affirmative votes: (i) for the election of a director, a plurality of all the votes cast in the election of directors at the Annual Meeting; (ii) for the ratification of the appointment of our independent registered public accounting firm, a majority of all the votes cast on the matter at the Annual Meeting; and (iii) for the advisory resolution on the compensation of our named executive officers, a majority of all the votes cast on the matter at the Annual Meeting.

As of the Record Date, we had 118,515,977 shares of Common Stock issued and outstanding.

2021 PROXY STATEMENT SUMMARY

This summary highlights certain information contained elsewhere in this Proxy Statement and does not encompass all the information that you should consider. This Proxy Statement should be read in its entirety before voting.

Fiscal 2020 Performance Highlights

During 2020, in the face of extraordinary circumstances due to the COVID-19 pandemic, the Company delivered another year of strong operating and financial performance. We continued the disciplined execution of our strategy focused on necessity-based community and neighborhood shopping centers on the West Coast, which resulted in the following:

•	Exceptional operational performance in the retail REIT industry:

-	$32.0 million of net income attributable to common stockholders ($0.27 per diluted share)

-	$132.5 million in funds from operations (“FFO”)(1)

-	90.6% of total billed base rent during pandemic has been paid as of February 18, 2021 (2Q’20 - 4Q’20)

-	96.8% of our gross leasable area (including 100% of anchor space) was leased at December 31, 2020, the 8th consecutive year above 96.0%

-	1.2 million square feet of leases were executed, representing the 10th consecutive year of leasing approximately double the square footage originally scheduled to expire

-	Achieved growth in same-space cash rents on new leases of 12.5% and 7.9% growth on renewals

-	Awarded investment grade rating and stable outlook from Fitch Ratings, Inc.

-	Awarded Best Retail REIT (U.S.) 2020 by CFI.co

•	Maintained our strong balance sheet:

-	96.5% of our total outstanding indebtedness was effectively fixed-rate(2) at year-end, a record for the Company, and 94.5% of our gross leasable area was unencumbered at December 31, 2020

-	Maintained 3.4x interest coverage

-	Reduced outstanding debt by $36.6 million

•	Continued execution of strategic growth:

-	Continued focus on densification initiatives

-	Continued development of our Environmental, Social and Governance (“ESG”) programs

-	Continued focus on acquiring shopping centers where our team has the opportunity to build value

(1)	For a description of FFO, see “Executive Compensation—Compensation Discussion and Analysis—Elements of Executive Compensation.”

(2)	Represents indebtedness that bears interest at a fixed-rate or is subject to interest rate swap agreements pursuant to which the Company makes fixed-rate payments.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period and our strategy has focused on and continues to focus on long-term value creation. During 2020, in addition to creating value through our property operations and leasing activities, we continued to enhance the long-term competitive position and intrinsic value of our portfolio through the implementation of strategic initiatives. These initiatives include our densification initiatives and development of our ESG programs. The economic benefits of our activities in these areas during 2020 will not be realized until subsequent years. However, we believe these initiatives, when combined with the strength of our in-place portfolio of necessity-based neighborhood shopping centers on the West Coast that we have assembled over the past decade, will help position us to continue to generate attractive returns for stockholders over the long-term. The following table sets forth our total stockholder return (“TSR”) performance over the one, three, five and seven-year periods ended December 31, 2020.

Total Stockholder Return(1)				ROIC: Retail Opportunity Investments Corp. SNL: SNL U.S. REIT Retail Index MSCI: MSCI US REIT Index Peers(2): Executive Compensation Peer Group Median
1-Year	3-Year	5-Year	7-Year

MSCI -7.57%	MSCI 10.99%	MSCI 26.65%	MSCI 69.29%
ROIC -22.97%	ROIC -25.56%	ROIC -10.82%	ROIC 17.66%
SNL -26.07%	SNL -27.07%	SNL -30.60%	SNL -7.65%
Peers -33.05%	Peers -41.65%	Peers -48.90%	Peers -26.14%

(1)	The table above compares the total return on our Common Stock over the one, three, five and seven-year periods ended December 31, 2020 to the total return of comparable indices and our executive compensation peer group, assuming a $100 investment on January 1, 2013 and all dividends have been reinvested.

(2)	For more information about our executive compensation peer group, see “Executive Compensation—Compensation Discussion and Analysis—Setting Executive Compensation—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2020, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2020 and conducted 139 scheduled investor meetings to discuss a broad range of topics, including executive compensation.

•	We considered our executive compensation program implemented by the Compensation Committee of our board of directors (the “Compensation Committee”) and the results of recent non-binding, advisory votes on the compensation of our named executive officers. At each of our last four annual stockholder meetings, stockholders showed strong support for our executive compensation program, with more than 97.5% of the votes cast approving our advisory resolution at each meeting.

•	Based on feedback received during the year and the strong support that stockholders showed for our executive compensation program in the 2020 advisory “say on pay” vote, the Compensation Committee maintained the principal elements of our executive compensation program when setting compensation for 2021 while making certain adjustments in response to market dynamics for retail REITs.

Executive Compensation Highlights

We are pleased that stockholders strongly supported our executive compensation program in the 2020 advisory “say on pay” vote, with approximately 97.5% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value, and view it as an indication that stockholders are supportive of the Compensation Committee’s approach to executive compensation and our responsiveness to investor concerns.

Our executive compensation program includes the following key features which have been implemented by the Compensation Committee as follows:

What We Do	Highlights
Formulaic annual cash incentive bonus program tied to rigorous objective performance criteria	- For 2021, 80% of our Chief Executive Officer’s annual cash incentive bonus opportunity will be based solely on the achievement of objective Company performance criteria, with 20% determined at the Compensation Committee’s discretion based on a subjective review of overall Company and individual performance
- Use Company performance criteria that emphasize the achievement of operating and financial metrics that drive stockholder value creation, including FFO per share
Equity compensation program linked to long-term performance and designed to promote retention	- Allocate 50% of stock grants to performance-based equity awards and 50% to time-based equity awards
- Vesting criteria for performance-based equity awards for 2020 to retain incorporation of achievement of ESG milestones
Strong corporate governance standards

-        Require a “double trigger” for severance payments upon a change in control

-        No excise tax gross-up provisions

-        Prohibit hedging or pledging of Company securities

-        Maintain stock ownership guidelines for our named executive officers and directors

-        Employ a majority voting policy for the election of directors in uncontested elections

-        Use an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors

-        Prohibit the repricing of stock options without stockholder approval

For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

ESG Highlights

Our long-standing commitment to operating responsibly and sustainably is evidenced by our exceptional performance as a retail REIT and the strong relationships we have fostered in our neighborhoods and communities. We published our first Environmental, Social and Governance (“ESG”) Report in 2020 which can be found on our website www.roireit.net. This report contains expanded data and information about our approach to ESG management and performance and is aligned with the Sustainability Accounting Standards Board and Task Force on Climate-related Financial Disclosures frameworks. No information contained on our website is part of or incorporated into this Proxy Statement.

Governance Practices

Our board of directors takes an active role in overseeing our ESG strategy, initiatives, and programs. In 2019, we formalized our commitment to integrate ESG and sustainability into our wider business strategy through the establishment of an ESG Management Committee reporting to the Nominating and Corporate Governance Committee of our board of directors. We are actively implementing ESG initiatives that we believe will have the greatest impact on our business and stakeholders.

Board Oversight of ESG

Our board of directors oversees our ESG strategy, initiatives, and programs. As a committee of our board of directors, the Nominating and Corporate Governance Committee oversees ESG strategy development and takes our stockholders’ and other stakeholders’ perspectives into consideration when formulating ESG practices. Our ESG Management Committee includes members from our executive, investor relations, special projects, and information technology teams. The ESG Management Committee is responsible for implementing our ESG strategy and providing updates to the Nominating and Corporate Governance Committee. The ESG Committee met regularly throughout 2020.

ESG Milestones in Executive Compensation

The Compensation Committee considered the design and implementation of our ESG strategy and decided to incorporate the achievement of ESG milestones into the vesting criteria for performance-based equity awards. The Compensation Committee determined that the achievement of ESG milestones would replace the attainment of densification entitlements for performance-based equity awards in respect of performance for the year ended December 31, 2019 (granted in 2020). This metric was retained for performance-based equity awards in respect of performance for the year ended December 31, 2020 (granted in 2021) For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, and in resolving moral and ethical issues that may arise in complying with our policies and procedures. Some areas addressed by the Code of Conduct include: conflicts of interest; confidentiality; internal accounting controls, fair dealing, discrimination and harassment; and health and safety. Our Code of Business Conduct and Ethics is more fully described below under “Corporate Governance—Code of Business Conduct and Ethics.”

Cybersecurity

With increasing risks and a constantly changing cyber environment, we ensure we have a well-formulated architecture for protection and maintenance of our information technology (“IT”) resources – to safeguard the operations of our business as well as the safety and privacy of our employees and our tenants. Critical components we employ to safeguard our IT environment include: perimeter and physical security, email and web filtering services, endpoint protection, access controls, backups and data redundancy, multifactor authentication on critical systems, and formal training programs for our employees concerning IT security. Our management team reports quarterly, or more frequently if necessary, to our board of directors regarding IT security matters. In addition, the Compensation Committee determined that cybersecurity assessment management would comprise a portion of the annual incentive bonus plan for Messrs. Haines and Schoebel for the year ended December 31, 2020. For a detailed description of our executive compensation program, see “Executive Compensation—Compensation Discussion and Analysis.”

Policy Against Money Laundering

We are committed to minimizing the risk of our operations being used by money launderers and to preventing any financing of terrorism. We comply with all applicable anti-money laundering laws and we will not knowingly do business with anyone who we suspect of being connected with criminal or terrorist activity or who is subject to applicable trade sanctions. ROIC’s employees, officers and directors are required to immediately report any suspicious activities to our Compliance Officer.

Environmental Stewardship and Risk Management

We recognize the environmental impact of our operations as a diverse portfolio of necessity-based retail properties. We are committed to developing a process to track and review our environmental impact from landlord-controlled common areas and, to the extent feasible, encouraging tenants to reduce their environmental footprints and to operate sustainably. In 2019, we received IREM® Certified Sustainable Property certification at the Fallbrook Shopping Center, our largest asset, demonstrating our continued sustainability performance in energy, water, health, purchasing and management.

•	Energy management: Energy management measures that have been implemented and/or are planned include LED lighting upgrades in common areas and the solicitation of bids to install on-site renewable energy (solar with battery storage where feasible) at selected properties.

•	Electric vehicle (“EV”) charging stations: We currently have 14 EV charging stations at four properties and we are working toward adding more EV charging stations with a number of anchor tenants that have lease rights to parking spaces. We plan to add additional charging stations at multiple properties in 2021.

•	Waste management: We encourage our employees and third-party contractors to engage in sound waste management practices, covering issues such as hazardous and non-hazardous waste generation, reuse, recycling, composting, recovery, incineration, landfill, and on-site storage that complies with local laws and codes.

•	Water management: Approximately 41% of our portfolio (by floor area) is located in regions with extremely high or high baseline water stress, and therefore we are committed to implementing water stewardship best practices across our portfolio. We plan to have at least 80% of our portfolio’s water usage managed by irrigation systems that minimize water use. At properties where we have completed water upgrade efforts so far, we have seen our water usage decrease by approximately 15%.

•	Biodiversity and habitat: We aim to minimize any potential impact our operations may have on wildlife, endangered species, ecosystems services, and habitat management through implementing strategies directly or through third-party contractors. Some strategies include managing snow and ice in ways that limit degradation of water quality, maintaining vegetative cover to prevent erosion, and reducing fertilizer use to only as needed for plant health applications based on soil testing.

•	Indoor and outdoor environmental quality: We strive to maintain healthy indoor and outdoor environments at the properties we own and operate by, among others, preventative maintenance, green cleaning, and no smoking policies.

•	Procurement and sourcing: We consider adopting sustainable procurement and material sourcing practices for common areas, on a property-by-property basis for existing, as well as, new construction and major renovation projects.

•	Data tracking of metrics: We benchmark and track our greenhouse gas (“GHG”) emissions for common areas using all attainable utility data for energy consumption or management of energy from renewable and non-renewable sources.

•	Resilience to catastrophes and disasters: We have a comprehensive Disaster Recovery/Business Resumption Plan in place that includes how to respond to extreme weather events such as earthquakes, floods, fires, and pandemics. Less than 3% of our portfolio is located in 100-year flood zones.

•	Acquisitions: We include several ESG considerations in our property acquisition criteria. Some topics covered in our information request include: building safety; energy efficiency; GHG emissions; water supply and efficiency; access to public transportation; and compliance with regulatory requirements.

Environmental Targets

In 2020, we set measurable and time-bound reduction targets for common area energy, water, waste, and GHG emissions. We will continue to report our progress against these targets in future communications.

Social Responsibility

Supporting our employees, our tenants, and our communities is at the heart of our business model. Our properties provide essential services and places to gather people in meaningful ways and we strive to impact all of our stakeholders positively through engagement and feedback.

•	Diversity and inclusion: We value and advance a diverse and inclusive workplace and believe that our success is dependent upon the diverse backgrounds and perspectives of our employees and directors. We strive to create equal opportunities for all current and future employees and to build a culture that is collaborative, diverse, supportive and inclusive. We are proud that approximately 70% of our workforce comprises women. Furthermore, our long-term incentive plan’s ESG metrics include holding diversity and inclusion training for employees annually.

•	Employee training and development: We support the continual development of our employees by providing educational and training opportunities, including accounting and continuing education classes, professional certifications, software training, and industry workshops and seminars, to help advance their personal and professional growth and skills, and to build our internal capacity for growth and development.

•	Equal opportunity workplace: We are committed to equal opportunity and we work to maintain workplaces that are free from discrimination or harassment on the basis of race, color, religion, ethnicity, sex, sexual orientation, gender, gender identity or expression, national origin, age, disability, military or veteran status, genetic information, or other statuses or characteristics protected by law.

•	Anti-retaliation: Employees are encouraged to report any acts of discrimination or harassment to the Chief Executive Officer, Compliance Officer, or any member of the Nominating and Corporate Governance Committee of the Board. Employees may report confidentially to the Compliance Officer by email at auditcommitteehotline@roireit.net. Any kind of retaliation against employees for raising these issues is strictly prohibited and will not be tolerated.

•	Human Rights Policy: We aim to conduct operations that are consistent with the United Nations Universal Declaration of Human Rights and the United Nations Guiding Principles on Business and Human Rights. We do not tolerate the use of any form of child labor, forced or compulsory labor, and/or violations of labor standards and working conditions and human rights. Our Human Rights Policy covers topics such as: workplace security; forced labor and human trafficking; work hours, wages, and benefits; freedom of association and collective bargaining; and employee training and reporting. Further detail on our Human Rights Policy is available on our website www.roireit.net.

•	Tenant engagement: We undertake several tenant engagement initiatives across our properties that aim to improve the satisfaction and retention rate of our tenants.

•	Employee wellness and benefits: The physical and mental health and wellness of our employees is paramount. We provide employees with competitive compensation, including cash bonuses and equity awards and a wide range of benefits including comprehensive medical and dental insurance coverage, short and long term disability benefits, a 401(k) retirement program and matching, paid maternity, paternity and adoptive leave and vacation, sick and personal leave, flexible work arrangements, flexible savings accounts, and other benefits.

•	Community engagement: Our properties provide essential services to the communities in which they are located and we understand that they play an important role in making these communities better places to live and work. We are committed to making a positive impact in the communities in which our properties are located and engage in community activities such as hosting and/or sponsoring free or not-for-profit led community events at our properties throughout the year.

COVID-19

As an owner and operator of shopping centers with essential services, during the COVID-19 pandemic, we have been committed to serving the needs of our employees, tenants, and their customers and we have focused on their as well as our health and business continuity. Some of the actions we have taken since March 2020 include:

•	Safety: Established new safety protocols and procedures at all of our properties, including increasing cleaning protocols, addressing the protection of tenants during cleaning, establishing physical distancing procedures, requiring facial coverings, providing personal protective equipment and cleaning supplies for employees who needed to be onsite, and adding an ultraviolet system to all HVAC units at our offices.

•	Employees: Asked all employees to begin working from home beginning March 16th, 2020 and following health and safety stay-at-home orders per Centers for Disease Control and Prevention guidelines.

•	Tenants: Commenced rent deferment discussions with our tenants and assisted tenants in identifying local, state and federal resources that may be available to support their businesses and employees during the pandemic, including stimulus funds that may be available under the Coronavirus Aid, Relief, and Economic Security Act of 2020 or additional stimulus or relief packages implemented by local, state or federal governments. Additionally, in order to assist our tenants in remaining open and operating, we offered aid to expand outdoor operations (in accordance with state guidelines), utilizing shaded and broad sidewalk areas, existing courtyard space, and converting lawn and parking stalls into private, umbrellaed spaces for tenants to operate all while procuring key items needed to create outdoor usable spaces for tenants, including umbrellas, partitions, space heaters and wind barriers.

•	Operations: Successfully executed our business continuity plan with no disruption to our core financial, operational, and IT systems.

PROPOSAL 1

ELECTION OF DIRECTORS

Board of Directors

Our board of directors is currently comprised of nine directors: Richard A. Baker, Angela K. Ho, Michael J. Indiveri, Edward H. Meyer, Lee S. Neibart, Charles J. Persico, Laura H. Pomerantz, Stuart A. Tanz and Eric S. Zorn. In accordance with our charter (the “Charter”) and Amended and Restated Bylaws (the “Bylaws”), each director holds office until our next annual meeting of stockholders and until his or her successor has been duly elected and qualifies, or until the director’s earlier resignation, death or removal.

Mr. Meyer, a long-tenured independent director, has advised our board of directors that he will not stand for re-election at the Annual Meeting upon expiration of his current term. Mr. Meyer’s leadership, business acumen and invaluable contributions over the years have been instrumental in the company’s growth and success and Mr. Meyer will continue to serve the Company as a director emeritus.

On February 23, 2021, our board of directors elected Ms. Angela K. Ho to become a new independent director effective March 1, 2021. In connection with this election, our board of directors temporarily increased the size of our board of directors by one director until the Annual Meeting when Mr. Meyer does not stand for re-election. The size of our board of directors will be reduced by one director when Mr. Meyer does not stand for re-election at the Annual Meeting.

Upon the recommendation of the Nominating and Corporate Governance Committee of our board of directors (the “Nominating and Corporate Governance Committee”), with the exception of Mr. Meyer who is not standing for re-election to our board of directors, each of our current directors, Messrs. Baker, Indiveri, Neibart, Persico, Tanz and Zorn, and Mses. Ho and Pomerantz, has been nominated by our board of directors to stand for election as directors by the stockholders at the Annual Meeting to serve until our 2022 Annual Meeting of Stockholders and until their respective successors are duly elected and qualify.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company. We believe that, as a group, the nominees bring a diverse range of perspectives that contribute to the effectiveness of our board as a whole and the oversight that our board of directors provides to our senior management team. The procedures and considerations of the Nominating and Corporate Governance Committee in recommending qualified director candidates are described below under “Corporate Governance—Identification of Director Candidates” in this Proxy Statement. The Nominating and Corporate Governance Committee and our board of directors concluded that each of our director nominees should be nominated for election based on the qualifications and experience described in the biographical information below under “Nominees for Election as Directors.”

It is intended that the shares of Common Stock represented by properly submitted proxies will be voted by the persons named therein as proxy holders FOR the election of Messrs. Baker, Indiveri, Neibart, Persico, Tanz and Zorn, and Mses. Ho and Pomerantz as directors, unless otherwise instructed. If the candidacy of Messrs. Baker, Indiveri, Neibart, Persico, Tanz or Zorn, or Mses. Ho or Pomerantz should, for any reason, be withdrawn prior to the Annual Meeting, the proxies will be voted by the proxy holders in favor of such substituted candidates (if any) as shall be nominated by our board of directors. Our board of directors has no reason to believe that, if elected, Messrs. Baker, Indiveri, Neibart, Persico, Tanz and Zorn, and Mses. Ho and Pomerantz will be unable or unwilling to serve as directors.

Nominees for Election as Directors

The following information is furnished regarding the nominees for election as directors as of the date of this Proxy Statement.

Richard A. Baker, 55, the Chairman of our board of directors, has served as one of our directors since our inception in 2007, as Executive Chairman of our board of directors between 2009 and 2012 and as Non-Executive Chairman from 2012 until present. Mr. Baker is the Chief Governour and Executive Chairman of the Hudson’s Bay Company, a diversified North American retail organization, which owns and operates Saks, Inc., and the Hudson’s Bay Company. Since 1988, Mr. Baker has served in various capacities, including President, Chief Operating Officer and Senior Vice President and is now Chairman of National Realty & Development Corp., a real estate development company. National Realty & Development Corp. owns and manages a real estate portfolio which includes shopping centers and corporate business centers located in 20 states. National Realty & Development Corp.’s tenants include prominent retailers such as Walmart, Kohl’s, Lowe’s, The Home Depot, Sears, Staples, Supervalu and T.J. Maxx. Mr. Baker received a B.S. in Hotel Administration from Cornell University and serves on the Dean’s Advisory Board of the hotel and real estate program and as a Trustee of the university. We believe Mr. Baker’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Angela K. Ho, 37, has served as one of our directors since March 2021. Ms. Ho has served as Senior Vice President and Chief Accounting Officer of OceanFirst Bank since 2016. From 2012 to 2016, she served as Vice President and Controller at Northfield Bank and from 2010 to 2012 she served as Accounting Policy Manager at Signature Bank. Prior to that she worked at KPMG in the New York Financial Services Practice from 2006 to 2010. Ms. Ho is a New York Certified Public Accountant and a Chartered Global Management Accountant. She is an active member of the American Institute of Certified Public Accountants (AICPA) and currently serves on the AICPA Governing Council. Ms. Ho has been awarded American Banker’s 2020 Most Powerful Women in Banking: Next List, Asian American Business Development Center’s 2018 Outstanding 50 Asian Americans in Business, and New Jersey Bankers Association’s 2015 New Leaders in Banking. Ms. Ho received a B.S. in Accounting from University of Massachusetts Amherst and an M.B.A. from The Wharton School of the University of Pennsylvania. The Company believes that Ms. Ho’s extensive experience in the banking and accounting industries makes her qualified to serve as a director.

Michael J. Indiveri, 68, has served as one of our directors since our inception in 2007. He is a principal of Michael J. Indiveri, CPA LLC, a licensed certified public accounting firm that provides senior level accounting services to public and private financial institutions. From June 2011 to December 2011, Mr. Indiveri provided these financial and accounting consulting services through The Indiveri Group, LLC, a real estate investment firm, where he has served as President since 2007. He was an Executive Vice President and Chief Financial Officer of Hudson Valley Holding Corp. (NYSE: HVB) and its principal subsidiary Hudson Valley Bank from May 2013 to June 2015. From 2007 to 2011, Mr. Indiveri served as Executive Vice President and Chief Financial Officer of Amalgamated Bank in New York. From 1997 until 2007, Mr. Indiveri served as the Executive Vice President & Chief Financial Officer of City & Suburban Federal Savings Bank, where he was also a director. From 1994 to 1997, Mr. Indiveri served as Senior Vice President & Chief Financial Officer of New York Federal Savings Bank. Mr. Indiveri received a B.A. in Political Science from Rutgers University and an M.B.A. from Fordham University. We believe Mr. Indiveri’s experience at Hudson Valley Holding Corp. and his prior experience at Amalgamated Bank in New York, including as Executive Vice President and Chief Financial Officer, Chairman of the Investment Committee and Chairman of the Asset Liability Management Committee, makes him qualified to serve as a director.

Lee S. Neibart, 70, has served as one of our directors since our inception in 2007 and, until 2009, served as our President. Mr. Neibart is a founder of NRDC Real Estate Advisors, LLC and NRDC Equity Partners LLC. Mr. Neibart has been the Chief Executive Officer of HBS Global Properties, Inc. since 2013. Mr. Neibart has also been the Chairman and a Senior Partner of Trinity Investments since September 2016. From 2013 until June 2018, he was a Senior Partner and the Chairman of the Real Estate Group of Ares Management LLC. From 1993 until July 2013, Mr. Neibart was the Global Chief Executive Officer of AREA Property Partners, formerly Apollo Real Estate Advisors. From 1979 to 1993, Mr. Neibart worked at the Robert Martin Company, a real estate development and management firm, most recently as Executive Vice President and Chief Operating Officer. Mr. Neibart is a director of Hudson’s Bay Company. Mr. Neibart serves on the Advisory Board of The Real Estate Institute of New York University. He is a past President of the New York Chapter of the National Association of Industrial and Office Parks. Mr. Neibart received a B.A. from the University of Wisconsin and an M.B.A. from the New York University School of Business. We believe Mr. Neibart’s significant prior experience as a founder, an executive officer and a director of numerous real estate companies makes him qualified to serve as a director.

Charles J. Persico, 81, has served as one of our directors since 2009. Mr. Persico is currently the President of Perbar Corp. and was previously the President of Perbar Sales Corp. and has been actively involved in various phases of the real estate industry, including development, construction and management, for over 46 years. He has participated in the development, ownership and management of over 2,500 apartment units in the New York metropolitan area as well as over one million square feet of retail and commercial developments. His present portfolio consists of mainly retail developments. He has managed properties for Metropolitan Life, Aetna Insurance Company, Connecticut Mutual Insurance, Roosevelt Savings Bank and Peoples Westchester Savings Bank. Mr. Persico was a member of the Westchester County and New York State Board of Realtors and of local, state and national builders organizations. He was formerly on the Board of Directors of the following organizations: City & Suburban Federal Savings Bank for over ten years serving on the Mortgage Committee, Audit and Finance Committee and also the Planning and Development Committee, Westchester County Association (a business development organization represented by such companies as IBM, PepsiCo, Chase Bank and many other large publicly traded corporations) and Westchester Business Partnership. He was also a member of the B.P.O. Elks, Scarsdale Chapter, a prior president and chairman of the Builders Institute of Westchester and Putnam Counties (a 2,400 member organization), a New York State Commissioner of the Hudson River Valley Commission, founder and first President of the Exchange Club of the Town of Greenburgh, past member of the board of trustees of Elizabeth Seton College and of the Advisory Board of Iona College; Westchester County Commission Christopher Columbus Quincentennial, Board Member of the American Lyme Disease Foundation, and the Real Estate Tax Review Board of the Town of Greenburgh, New York (60,000 population). Mr. Persico received a B.S. in Real Estate from New York University. We believe Mr. Persico’s significant prior experience as President of Perbar Sales Corp. and active involvement in various phases of the real estate industry makes him qualified to serve as a director.

Laura H. Pomerantz, 73, has served as one of our directors since our inception in 2007. In 2014, Ms. Pomerantz was appointed Vice Chairman and Head of Strategic Accounts at Cushman & Wakefield. Ms. Pomerantz is a Principal and founding partner of Laura Pomerantz Real Estate, LLC, founded in April of 2013, and has been an executive in the Real Estate industry for over 26 years. She was a Founding Partner and Principal at PBS Gould Venture, LLC, d/b/a PBS Real Estate, LLC (“PBS Real Estate”), a boutique firm offering commercial real estate advisory solutions to both tenants and landlords. Prior to joining PBS Real Estate in 2001, Ms. Pomerantz was a Senior Managing Director at Newmark & Company Real Estate. Prior to joining Newmark & Company Real Estate in 1996, Ms. Pomerantz was Executive Managing Director of S.L. Green (NYSE: SLG) and prior to that she was the Executive Vice President of The Leslie Fay Companies, Inc., having responsibility for supervising several of its upscale fashion divisions. She was with The Leslie Fay Companies, Inc. for over 18 years and served on the its Board of Directors. She is a director at the Richard Tucker Foundation and G-III Apparel Group, Ltd. (NASDAQ: GIII) and is a former director as well as a former member of the Nomination & Governance and Compensation Committees of Mack-Cali Realty Corporation (NYSE: CLI). Ms. Pomerantz received an A.B.A. in Business Administration from Miami Dade Community College. We believe Ms. Pomerantz’s significant prior experience as a Principal at PBS Real Estate and at other real estate and retail companies makes her qualified to serve as a director.

Stuart A. Tanz, 62, has served as our President and Chief Executive Officer and one of our directors since 2009. Mr. Tanz was the Chief Executive Officer of United Income Properties, Inc. from 2006 to 2009 and its Chief Operating Officer and President from 1988 to 1992. United Income Properties, Inc. was a privately owned retail real estate development company in Southern California which developed, owned and operated various shopping centers in Southern California and now owns, manages and operates approximately 1,150 self-storage units and an apartment property. From 1997 to 2006, Mr. Tanz was the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc., during which period its total market capitalization increased by 795% from $447 million to over $4 billion. Mr. Tanz oversaw and administered all aspects of Pan Pacific Retail Properties, Inc.’s business, management, finance and personnel and led its $146 million initial public offering on the NYSE and ultimately in the sale of the company for $4.1 billion to Kimco Realty Corp. (NYSE: KIM) in November 2006. From 1992 to December 1996, Mr. Tanz was a director of Revenue Properties Company Limited and was the Co-Chief Executive Officer from May 1996 to August 1997. Revenue Properties Company Limited was a publicly traded company on the Toronto Stock Exchange that was the parent company of Pan Pacific Development Corp., where Mr. Tanz was the President and Chief Operating Officer from 1992 to 1997. From 1982 to 1988, Mr. Tanz was the Director of Acquisitions of Southern California at Bramalea Limited, based in Toronto, Canada, and Bramalea California Inc. Mr. Tanz is a member of the Advisory Council for the University of Southern California Lusk Center for Real Estate and Chairman of the Advisory council for the Tanz Centre for Research in Neurodegenerative Diseases. Mr. Tanz is a member of International Council of Shopping Centers and Young Presidents Organization. In 1998, National Real Estate Investors named Mr. Tanz as one of the country’s top real estate executives under the age of 40 and in 2001 Mr. Tanz was awarded San Diego’s Ernst & Young Real Estate Entrepreneur of the Year in real estate. Mr. Tanz received a B.S. in Business Administration from the University of Southern California, Marshall School of Business. We believe Mr. Tanz’s significant prior public company experience as the Chairman, Chief Executive Officer and President of Pan Pacific Retail Properties, Inc. makes him qualified to serve as a director.

Eric S. Zorn, 72, has served as one of our directors since March, 2012. Mr. Zorn is currently Chairman of ESZ LLC, which is an International Real Estate Consulting Firm. It performs work for clients around the globe. From 2012 to 2015, Mr. Zorn served as a consultant to Wal-Mart Stores, Inc. and was engaged in Walmart’s Asian growth strategy. Until retiring in 2012, Mr. Zorn had served as President of Walmart Realty since 2002 and as an Executive Vice President of Wal-Mart Stores, Inc. since 2005. He led teams responsible for new store growth, store remodeling and property management, merchandise planning, procurement and allocation of capital among markets targeted for growth. Over a 15-year period, Mr. Zorn oversaw the opening of more than 3,200 Walmart stores in the United States, and also oversaw the strategy for disposition of excess real estate. Mr. Zorn joined Walmart in 1993 as Regional Vice President of Operations, becoming a Senior Vice President of Walmart Realty in 1995, after spending 22 years at the Jamesway Corporation, including nine years as Senior Vice President and Chief Administrative Officer. Mr. Zorn is on the Executive Committee of the Board of Visitors for MD Anderson Cancer Center. Mr. Zorn previously served as Trustee of the International Council of Shopping Centers, and has served several other organizations in various capacities, including the Foundation Board of Trustees for Mercy Hospital in Rogers, Arkansas, Professional Women in Construction (New York chapter) and the Susan G. Komen Foundation (NWA Chapter). Mr. Zorn studied history at Fairleigh Dickinson University. We believe that Mr. Zorn’s extensive experience, including leadership of real estate acquisitions and property management for Walmart Realty, makes him qualified to serve as a director.

Our board of directors recommends a vote FOR the election of Messrs. Baker, Indiveri, Meyer, Neibart, Persico, Tanz and Zorn, and Mses. Ho and Pomerantz as directors.

A plurality of all of the votes cast in the election of directors at the Annual Meeting is necessary to elect a director. Proxies solicited by our board of directors will be voted FOR the election of Messrs. Baker, Indiveri, Neibart, Persico, Tanz and Zorn, and Mses. Ho and Pomerantz, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

We have a majority voting policy for the election of directors. In an uncontested election, any nominee for director who receives a greater number of votes “withheld” from his or her election than votes “for” such election is required to tender his or her resignation to our board of directors. Our Nominating and Corporate Governance Committee is required to promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. Our board of directors is required to take action with respect to this recommendation. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or action by our board of directors regarding whether to accept such tendered resignation. The policy is more fully described below under “Corporate Governance—Corporate Governance Guidelines—Majority Voting Policy.”

In accordance with our Charter and Bylaws, vacancies occurring on our board of directors, as a result of death, resignation, removal of a director, an increase in the authorized number of directors or otherwise, may be filled only by the affirmative vote of a majority of the remaining directors then in office, even if the remaining directors do not constitute a quorum, and any director elected to fill a vacancy shall serve for the remainder of the full term of the directorship in which the vacancy occurred and until a successor is elected and qualifies.

There are no family relationships, as defined under Securities and Exchange Commission (the “SEC”) regulations, among any of our directors or executive officers.

PROPOSAL 2

RATIFICATION OF APPOINTMENT OF the company’s
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Our board of directors has appointed Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021. Our board of directors is requesting that our stockholders ratify this appointment of Ernst & Young LLP.

The report of Ernst & Young LLP on our consolidated financial statements as of and for the fiscal years ended December 31, 2020 and December 31, 2019 did not contain any adverse opinion or a disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles.

Neither our Bylaws nor other governing documents or law require stockholder ratification of our board of directors’ appointment of Ernst & Young LLP as our independent registered public accounting firm. However, our board of directors is submitting the appointment of Ernst & Young LLP to our stockholders for ratification as a matter of good corporate practice. In the event that ratification of this appointment of independent registered public accounting firm is not approved at the Annual Meeting, our board of directors will review its future appointment of our independent registered public accounting firm. Even if the appointment is ratified, our board of directors, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in our best interests.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be provided with an opportunity to make a statement if so desired and to respond to appropriate inquiries from stockholders.

Independent Registered Public Accounting Firm Fees

The following table summarizes the aggregate fees (including related expenses) billed to us for professional services provided by Ernst & Young LLP for the fiscal years ended December 31, 2020 and 2019.

	Fiscal Year Ended December 31,
	2020(3)	2019(3)
Audit Fees(1)	$772,000	$850,906
Audit-Related Fees	—	—
Tax Fees(2)	326,400	274,930
All Other Fees	—	—
Total	$1,098,400	$1,125,836

_______________________

(1)	2020 and 2019 Audit Fees include fees paid to Ernst & Young LLP in respect of: (i) the audit of the consolidated financial statements included in our annual report on Form 10-K and services attendant to, or required by, statute or regulation; (ii) reviews of the interim consolidated financial statements included in our quarterly reports on Form 10-Q; (iii) consents and other services related to SEC and other regulatory filings and communications; and (iv) accounting consultation attendant to the audit.

(2)	2020 and 2019 Tax Fees include tax compliance, tax planning, tax advisory and related tax services provided by Ernst & Young LLP.

(3)	Does not include fees relating to the audit of the effectiveness of our internal control over financial reporting of $122,450 and $126,931 paid to Berdon LLP in the fiscal years ended December 31, 2020 and 2019, respectively.

The charter of the Audit Committee of our board of directors (the “Audit Committee”) provides that the Audit Committee shall review and pre-approve the engagement fees and the terms of all auditing and non-auditing services to be provided by our external auditors which audit our financial statements and evaluate the effect thereof on the independence of such external auditors. All audit, tax and other services provided to us by Ernst & Young LLP, our independent registered public accounting firm, were reviewed and pre-approved by the Audit Committee, which concluded that the provision of such services by Ernst & Young LLP was compatible with the maintenance of that firm’s independence in the conduct of its auditing functions.

Our board of directors recommends a vote FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021.

A majority of all of the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions will not be counted as votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL 3

ApprovAL, on an advisory basis, OF the
compensation of the Company’s named executive officers

As required by Section 14A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we are providing our stockholders with the opportunity to vote on the resolution to approve, on an advisory and non-binding basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. This proposal is commonly known as a “say-on-pay” proposal. The compensation of our named executive officers as disclosed in this Proxy Statement includes the disclosures under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement, as required by SEC rules.

In considering their vote, stockholders may wish to carefully review the information presented on our compensation policies and decisions regarding our named executive officers, as disclosed in detail in this Proxy Statement under “Executive Compensation.” Our board of directors believes that our long-term success depends in large measure on the talents of our management team and other employees and, as described below under “Executive Compensation—Compensation Discussion and Analysis,” we, through our executive compensation programs, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity. The fundamental philosophy of the Compensation Committee of our board of directors (the “Compensation Committee”) is to closely align these compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value. The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation.

Our board of directors has determined that the best way to allow stockholders to vote on the compensation of our named executive officers is through the following resolution:

RESOLVED, that the stockholders of the Company advise that they approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in accordance with Securities and Exchange Commission rules in the Company’s Proxy Statement for the Company’s 2021 Annual Meeting of Stockholders, including the disclosure under “Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in the Proxy Statement relating to the Company’s 2021 Annual Meeting of Stockholders.

This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement. Although this vote is advisory and non-binding, our board of directors and the Compensation Committee value the opinions of our stockholders and will consider the voting results when making future decisions regarding compensation of our named executive officers.

Our board of directors recommends a vote FOR the resolution to approve, on an advisory basis, the compensation of our named executive officers as disclosed in accordance with SEC rules in this Proxy Statement, including the disclosure under “Executive Compensation—Compensation Discussion and Analysis,” the compensation tables and other narrative executive compensation disclosure in this Proxy Statement.

A majority of all of the votes cast on this proposal at the Annual Meeting is required for its approval. Proxies solicited by our board of directors will be voted FOR this proposal, unless otherwise instructed. Abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote on this proposal, although they will be considered present for the purpose of determining the presence of a quorum.

BOARD OF DIRECTORS AND COMMITTEE MATTERS

Board of Directors

Our board of directors is responsible for overseeing our affairs. Our board of directors conducts its business through meetings and actions taken by written consent in lieu of meetings. The policy of our board of directors, as set forth in our Corporate Governance Guidelines (the “Guidelines”), is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders. During the year ended December 31, 2020, our board of directors held eight meetings. During the year ended December 31, 2020, all of our directors attended at least 90% of the meetings of our board of directors including meetings of the committees of our board of directors of which they were members. In 2020, all directors then serving on our board of directors attended our 2020 Annual Meeting of Stockholders.

Committees of our Board of Directors

Our board of directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee.

Audit Committee. Michael J. Indiveri (Chair), Angela K. Ho and Eric S. Zorn are the current members of the Audit Committee. Our board of directors has determined that all of the members of the Audit Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the qualifications of audit committee members, the Guidelines, the Independence Standards (as defined below) and the written charter of the Audit Committee. Our board of directors has also determined, based upon its qualitative assessment of their relevant levels of knowledge and business experience (see “Proposal 1: Election of Directors—Nominees for Election as Directors” in this Proxy Statement for a description of their respective backgrounds and experience), that Ms. Ho and Mr. Indiveri each qualify as an “audit committee financial expert” for purposes of, and as defined by, SEC rules and has the requisite accounting or related financial management expertise required by NASDAQ corporate governance requirements. In addition, our board of directors has determined that all of the members of the Audit Committee are financially literate as required by NASDAQ corporate governance requirements. The Audit Committee, which met four times during 2020, among other responsibilities, acts on behalf of our board of directors to discharge our board of directors’ responsibilities relating to our and our subsidiaries’ corporate accounting and reporting practices, the quality and integrity of our consolidated financial statements, our compliance with applicable legal and regulatory requirements, the performance, qualifications and independence of our external auditors, the performance of our internal audit function and our policies with respect to risk assessment and risk management. The Audit Committee is also responsible for approving and reviewing with management and external auditors the interim and audited annual financial statements, meeting with officers responsible for certifying our annual report on Form 10-K or any quarterly report on Form 10-Q prior to any such certification and reviewing with such officers disclosures related to any significant deficiencies in the design or operation of internal controls. The Audit Committee is charged with periodically discussing with our external auditors such auditors’ judgments about the quality, not just the acceptability, of our accounting principles as applied in our consolidated financial statements. The specific responsibilities of the Audit Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Compensation Committee. Laura H. Pomerantz (Chair), Michael J. Indiveri and Charles J. Persico are the current members of the Compensation Committee. Our board of directors has determined that all of the members of the Compensation Committee are independent as required by NASDAQ corporate governance requirements, SEC rules governing the independence of compensation committee directors, the Guidelines, the Independence Standards and the written charter of the Compensation Committee. The Compensation Committee, which met three times during 2020, is responsible for, among other things, overseeing the approval, administration and evaluation of our compensation plans, policies and programs, and reviewing the compensation of our directors and our named executive officers. The specific responsibilities of the Compensation Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

Nominating and Corporate Governance Committee. Eric S. Zorn (Chair), Michael J. Indiveri and Charles J. Persico are the current members of the Nominating and Corporate Governance Committee. Our board of directors has determined that all of the members of the Nominating and Corporate Governance Committee are independent as required by NASDAQ corporate governance requirements, the Guidelines, the Independence Standards and the written charter of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee, which met two times during 2020, is responsible for, among other things, reviewing and making recommendations to our board of directors on the range of qualifications that should be represented on our board of directors and eligibility criteria for individual board membership, seeking, considering and recommending to our board of directors qualified candidates for election as directors and approving and recommending to the full board of directors succession plans for each of our named executive officers. It reviews and makes recommendations on matters involving the general operation of our board of directors and our corporate governance, and recommends to our board of directors nominees for each committee of our board of directors. The Nominating and Corporate Governance Committee also annually facilitates the assessment of our board of directors’ performance as a whole and of the individual directors, and reports thereon to our board of directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our ESG strategy development and taking our stockholders’ and other stakeholders’ perspectives into consideration when formulating ESG practices. The specific responsibilities of the Nominating and Corporate Governance Committee are set forth in its written charter, a copy of which is available for viewing on our website at www.roireit.net.

We will provide the written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee, free of charge, to stockholders who request them. Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130. The written charters of the Audit Committee, Compensation Committee and/or Nominating and Corporate Governance Committee are also available for viewing on our website at www.roireit.net.

Audit Committee Report

The Audit Committee has furnished the following report for the 2020 fiscal year.

The Audit Committee is responsible for monitoring the integrity of our consolidated financial statements, our system of internal controls, our risk management, the qualifications, independence and performance of our independent registered public accounting firm, and our compliance with related legal and regulatory requirements. The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace our independent registered public accounting firm. The Audit Committee operates under a written charter adopted by our board of directors.

Management is primarily responsible for our financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States and for the report on our internal control over financial reporting. Ernst & Young LLP, our independent registered public accounting firm for the fiscal year ended December 31, 2020, was responsible for performing an independent audit of (i) our annual consolidated financial statements and expressing an opinion as to their conformity with accounting principles generally accepted in the United States and (ii) the effectiveness of our internal control over financial reporting and expressing an opinion with respect thereto. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on our internal control over financial reporting. The Audit Committee is not, however, professionally engaged in the practice of accounting or auditing and does not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or accounting principles generally accepted in the United States or as to auditor independence. The Audit Committee relies, without independent verification, on the information provided to it and on the representations made by our management and our independent registered public accounting firm.

The Audit Committee held four meetings during 2020. The meetings were designed, among other things, to facilitate and encourage communication among the Audit Committee, management and Ernst & Young LLP, an independent registered public accounting firm, for the fiscal year ended December 31, 2020.

The Audit Committee reviewed and discussed our ongoing compliance with Section 404 of the Sarbanes-Oxley Act of 2002, including the Public Company Accounting Oversight Board’s (“PCAOB”) Auditing Standard No. 5 regarding the audit of internal control over financial reporting. The Audit Committee discussed with Ernst & Young LLP the overall scope and plans for its audit. The Audit Committee reviewed reports and memoranda prepared by Ernst & Young LLP with respect to its audit of our internal control over financial reporting. The Audit Committee met with Ernst & Young LLP, with and without management present, to discuss the results of their examinations and their evaluations of our internal controls.

The Audit Committee reviewed and discussed the audited consolidated financial statements for the fiscal year ended December 31, 2020, and the related report prepared by Ernst & Young LLP, with management and Ernst & Young LLP. The Audit Committee also reviewed and discussed with management and Ernst & Young LLP management’s annual report on our internal control over financial reporting. The Audit Committee discussed with management and Ernst & Young LLP the process used to support certifications by our Chief Executive Officer and Chief Financial Officer that are required by the SEC and the Sarbanes-Oxley Act of 2002 to accompany our periodic filings with the SEC and the processes used to support management’s annual report on our internal control over financial reporting. As a result of these discussions, the Audit Committee believes that we maintain an effective system of accounting controls that allows us to prepare consolidated financial statements that fairly present our financial position and results of our operations. Management represented to the Audit Committee that our consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States.

The Audit Committee reviews and discusses with Ernst & Young LLP their audit plan for us. The Audit Committee also discusses with Ernst & Young LLP matters that independent accounting firms must discuss with audit committees under generally accepted auditing standards and standards of the PCAOB, including, among other things, matters related to the conduct of the audit of our consolidated financial statements and the matters required to be discussed by the applicable requirements of the PCAOB and the SEC, which includes a discussion of Ernst & Young LLP’s judgments about the quality (not just the acceptability) of our accounting principles as applied to financial reporting.

The Audit Committee also discussed with Ernst & Young LLP its independence from us. Ernst & Young LLP provided to the Audit Committee the written disclosures and the letter required by applicable requirements of the PCAOB regarding the independent accountant’s communication with the Audit Committee concerning independence and represented that it is independent from us. When considering the independence of Ernst & Young LLP, the Audit Committee considered if services they provided to us, beyond those rendered in connection with their audit of our consolidated financial statements, their reviews of our interim condensed consolidated financial statements included in our quarterly reports on Form 10-Q and their audit of the effectiveness of our internal control over financial reporting, were compatible with maintaining their independence. The Audit Committee also reviewed and approved, among other things, the tax and other professional services performed by, and the amount of fees paid for such services to, Ernst & Young LLP. The Audit Committee also received regular updates on the amount of fees and scope of audit, tax and other professional services provided by Ernst & Young LLP.

Based on the Audit Committee’s review and these meetings, discussions and reports, and subject to the limitations on the Audit Committee’s role and responsibilities referred to above and in its written charter, the Audit Committee recommended to our board of directors that our audited consolidated financial statements for the fiscal year ended December 31, 2020 be included in our annual report on Form 10-K filed with the SEC. The Audit Committee has also recommended the appointment of Ernst & Young LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and is presenting this selection to our stockholders for ratification.

Michael J. Indiveri, Chair

Lee S. Neibart

Eric S. Zorn

The foregoing Audit Committee Report shall not be deemed under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

COMPENSATION OF NON-EMPLOYEE DIRECTORS

For the year ended December 31, 2020, each non-employee member of our board of directors was entitled to receive compensation for his or her services as a director as follows: (i) an annual cash retainer of $60,000 per year in cash; (ii) an annual equity award of $100,000 in value of restricted shares of Common Stock (“Restricted Shares”); (iii) a fee of $1,500 for each meeting of our board of directors attended in person or by teleconference; (iv) a fee of $1,500 for each meeting of a committee of our board of directors attended in person or by teleconference; and (v) annual chair fees of $20,000, $15,000 and $12,500 per year to each non-employee director acting as the Chair of the Audit Committee, Chair of the Compensation Committee and Chair of the Nominating and Corporate Governance Committee, respectively. Our board of directors has determined to increase the annual chair fees for the Compensation Committee and the Nominating and Corporate Governance Committee to $20,000 each for the year ending December 31, 2021. Directors who are also our employees are not entitled to receive additional compensation for serving on our board of directors.

During 2020, the Compensation Committee engaged FTI Consulting Inc. (“FTI”) to serve as its compensation consultant in reviewing and evaluating our officer and director compensation levels and program, with the goal of creating a fair, reasonable and balanced compensation program that closely aligns the interest of our board of directors with those of our stockholders and reflect current practices in the marketplace. FTI received instructions from, and reported to, the Compensation Committee on an independent basis. FTI’s services to the Compensation Committee are discussed further below. See “Executive Compensation—Compensation Discussion and Analysis.” Other than as described herein, FTI did not provide other services to us or any of our affiliates during 2020.

The following table summarizes the annual compensation received by our non-employee directors for the year ended December 31, 2020.

2020 Director Compensation
Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)	Total ($)
Michael J. Indiveri	98,500	99,997	198,497
Edward H. Meyer	86,500	99,997	186,497
Lee S. Neibart	77,000	99,997	176,997
Charles J. Persico	77,000	99,997	176,997
Laura H. Pomerantz	90,500	99,997	190,497
Eric S. Zorn	77,000	99,997	176,997

______________________

(1)	Amounts in this column represent annual retainer, board of directors meeting fees and Committee meeting and Chair fees paid to non-employee directors for service in 2020.

(2)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“FASB ASC Topic 718”). The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2020 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).

(3)	As of December 31, 2020, each of our non-employee directors held 5,662 unvested Restricted Shares. All of such Restricted Shares vested on January 1, 2021.

On April 25, 2018, the stockholders of the Company approved and the Company adopted the Company’s Amended and Restated 2009 Equity Incentive Plan (the “Amended 2009 Equity Incentive Plan”) which replaced the original Retail Opportunity Investments Corp. 2009 Equity Incentive Plan (the “Original 2009 Equity Incentive Plan”). During 2020, non-employee directors were eligible to receive grants of stock options (“Options”), Restricted Shares, long-term incentive plan (“LTIP”) units, which represent a class of partnership interests in our operating partnership, Retail Opportunity Investments Partnership, L.P. (our “operating partnership”), share appreciation rights, phantom shares, dividend equivalents and other equity-based awards under the Amended 2009 Equity Incentive Plan.

INFORMATION REGARDING OUR EXECUTIVE OFFICERS

Our President and Chief Executive Officer is Stuart A. Tanz. The non-Executive Chairman of our board of directors is Richard A. Baker. Our Chief Financial Officer is Michael B. Haines. Our Chief Operating Officer is Richard K. Schoebel. For Messrs. Tanz’s and Baker’s biographies, please see “Proposal 1: Election of Directors—Nominees for Election as Directors.” The following sets forth the biographical information for Messrs. Haines and Schoebel as of the date of this Proxy Statement.

Michael B. Haines, 59, has served as our Chief Financial Officer since December 2012. Prior to December 2012, Mr. Haines served as Chief Accounting Officer at Pacific Office Properties Trust, Inc., a publicly traded real estate investment trust that owns and operates institutional quality office properties in Hawaii and Southern California. From September 2009 until joining Pacific Office Properties Trust, Inc. in October 2010, Mr. Haines was Chief Accounting Officer at American Realty Advisors, an SEC-registered investment advisor and provider of real estate investment management services to institutional investors. From January 2007 to September 2008, he was Chief Financial Officer at Hopkins Real Estate Group, a firm that specializes in retail shopping center development and re-development. Prior to January 2007, for approximately 12 years, he held various financial and accounting positions, including Vice President, Finance, at Pan Pacific Retail Properties, Inc., a real estate investment trust that specialized in the acquisition, ownership and management of community and neighborhood shopping centers for everyday essentials. Prior to joining Pan Pacific Retail Properties, Inc., Mr. Haines was Director of Internal Audit for The Hahn Company, a developer and owner of regional shopping malls throughout the United States, and a Senior Auditor at Deloitte & Touche, LLP. Mr. Haines received a Bachelors in Business Administration from San Diego State University. Mr. Haines is a California-licensed Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the California Society of Certified Public Accountants.

Richard K. Schoebel, 55, has served as our Chief Operating Officer since 2009. Prior to 2009, Mr. Schoebel served as the Vice President, Property Management for the West Region of Centro Properties Group (US). In this role, he was responsible for 8.9 million square feet of community and neighborhood shopping centers. From 2007 to 2009, Mr. Schoebel was a Principal and Managing Member of Pacific Spectrum Properties, LLC, a brokerage firm providing leasing, management and consulting services to shopping center owners. Prior to that, for 12 years he held numerous positions at Pan Pacific Retail Properties, Inc., ultimately serving as Vice President, Operations, where he directed the leasing and property management for a portfolio of 38 shopping centers, encompassing five million leasable square feet. Mr. Schoebel has over 26 years of real estate industry experience, specializing in shopping centers. Mr. Schoebel received a B.S. in Management with a minor in Applied Computer Science from Keene State College in New Hampshire.

CORPORATE GOVERNANCE

Role and Leadership Structure of our Board of Directors and Risk Oversight

Pursuant to our Charter, Bylaws and the Maryland General Corporation Law, our business and affairs are managed under the direction of our board of directors. Our board of directors has the responsibility for establishing broad corporate policies and for our overall performance and direction, but is not involved in our day-to-day operations. Members of our board of directors keep informed of our business by participating in meetings of our board of directors and its committees, by reviewing analyses, reports and other materials provided to them and through discussions with the Chairman of our board of directors, President and Chief Executive Officer and other executive officers.

We maintain separate roles for our Chief Executive Officer and Chairman of our board of directors.

Our board of directors believes that the composition of our board of directors protects stockholder interests and provides sufficient independent oversight of our management. A majority of our current directors are “independent” under NASDAQ corporate governance requirements, as more fully described under “—Director Independence.” The independent directors meet separately from our management on a regular basis at the conclusion of our board of directors’ regularly scheduled meetings. The independent directors oversee such critical matters as the integrity of our financial statements, the evaluation and compensation of our directors and executive officers and the selection and evaluation of directors.

Each independent director has the ability to add items to the agenda of board of directors meetings or raise subjects for discussion that are not on the agenda for that meeting. In addition, our board of directors and each committee of our board of directors has complete and open access to our executive officers.

Our board of directors believes that its majority independent composition and the roles that our independent directors perform provide effective corporate governance at the board of directors level and independent oversight of both our board of directors and our executive officers. The current leadership model, when combined with the functioning of the independent director component of our board of directors and our overall corporate governance structure, strikes an appropriate balance between strong and consistent leadership and independent oversight of our business and affairs.

In connection with their oversight of risk to our business, our board of directors and the Audit Committee consider feedback from our executive officers concerning the risks related to our business, our operations and strategies. Our executive officers regularly report to our board of directors on risks relating to our property acquisitions, our leverage and hedging policies, our capital availability and our internal control and procedures. Members of our board of directors routinely meet with our executive officers, as appropriate, in connection with their consideration of matters submitted for the approval of our board of directors and the risks associated with such matters.

Code of Business Conduct and Ethics

Our board of directors has adopted a Code of Conduct that applies to our directors, officers and employees. The Code of Conduct was designed to assist directors, officers and employees in complying with the law, and in resolving moral and ethical issues that may arise in complying with our policies and procedures. Among the areas addressed by the Code of Conduct are compliance with applicable laws, conflicts of interest, use and protection of our assets, confidentiality, communications with the public, internal accounting controls, improper influence of audits, records retention, fair dealing, discrimination and harassment, money laundering, human rights and health and safety. The Nominating and Corporate Governance Committee is responsible for monitoring our board of directors’ governance process and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters. The Code of Conduct is available for viewing on our website www.roireit.net. We will also provide the Code of Conduct, free of charge, to stockholders who request it. Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

Corporate Governance Guidelines

Our board of directors has adopted the Guidelines, which address significant issues of corporate governance, and set forth procedures by which our board of directors carries out its responsibilities. Among the areas addressed by the Guidelines are the composition of our board of directors, functions and responsibilities of our board of directors, the committees of our board of directors, director qualification standards, access to management and independent advisors, director compensation, management succession, director orientation and continuing education and the annual performance evaluation review of our board of directors and the committees of our board of directors. The Nominating and Corporate Governance Committee is responsible for reviewing the Guidelines and will make recommendations, as appropriate, to the Chairman of our board of directors on governance and related matters.

Majority Vote Policy

The Guidelines provide for a majority voting policy for the election of directors. Pursuant to this policy, in any uncontested election of directors, any nominee who, of the votes cast in such election with respect to such nominee, receives a greater number of votes “withheld” from his or her election than votes “for” such election shall promptly tender his or her resignation to our board of directors following certification of the stockholder vote. The Nominating and Corporate Governance Committee shall promptly consider the resignation and make a recommendation to our board of directors with respect to the tendered resignation. In considering whether to accept or reject the tendered resignation, the Nominating and Corporate Governance Committee shall consider all factors it deems relevant, which may include the stated reasons, if any, why stockholders withheld votes from the director, any alternatives for curing the underlying cause of the withheld votes, the length of service and qualifications of the director, the director’s past and expected future contributions to the Company, the composition of our board of directors, and such other information and factors as members of the Nominating and Corporate Governance Committee shall determine are relevant.

Our board of directors will act on the Nominating and Corporate Governance Committee’s recommendation no later than 90 days after the certification of the stockholder vote. Any director who tenders his or her resignation to our board of directors will not participate in the Nominating and Corporate Governance Committee’s consideration or board action regarding whether to accept such tendered resignation.

We will promptly disclose our board of director’s decision whether to accept the resignation as tendered (providing a full explanation of the process by which the decision was reached and, if applicable, the reasons for rejecting the tendered resignation) in a press release, a filing with the SEC or in another broadly disseminated means of communication.

The Guidelines are available for viewing on our website at www.roireit.net. We will also provide the Guidelines, free of charge, to stockholders who request them. Requests should be directed to Michael B. Haines, our Chief Financial Officer, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

Director Independence

The Guidelines provide that a majority of the directors serving on our board of directors must be independent as required by NASDAQ corporate governance requirements. As permitted under the Guidelines, our board of directors has adopted certain categorical standards (the “Independence Standards”) to assist it in making determinations with respect to the independence of directors. Based upon its review of all relevant facts and circumstances, our board of directors has affirmatively determined that seven of our nine current directors, Angela K. Ho, Michael J. Indiveri, Edward H. Meyer, Lee S. Neibart, Charles J. Persico, Laura H. Pomerantz and Eric S. Zorn, qualify as independent directors under NASDAQ corporate governance requirements and the Independence Standards. The Independence Standards are available for viewing on our website at www.roireit.net.

Policy Concerning Hedging and Pledging Transactions

Our Corporate Policy Regarding Equity Transactions (the “Policy”) contains policies that prohibit our officers, directors, employees and consultants from engaging in transactions of a speculative nature involving our securities. The Policy prohibits short sales and hedging transactions, and also generally prohibits transactions involving derivative securities, such as options, warrants, restricted stock units, stock appreciation rights or similar rights whose value is derived from the value of our equity securities. The Policy prohibits all of our directors and officers from margining our securities, holding our securities in a margin account or pledging our securities as collateral for a loan, and also prohibits all other persons subject to the Policy from engaging in such activities unless they have been approved in writing by our compliance officer. No such approvals have been granted to date.

Stock Ownership Guidelines

To align the interests of our senior executives and stockholders, the Nominating and Corporate Governance Committee expects our executive officers to acquire significant ownership of equity in the Company (“Company Equity”). Accordingly, we have adopted stock ownership guidelines (the “Stock Ownership Guidelines”) requiring each executive officer to achieve a Company Equity ownership level equal to a specified multiple of his or her base salary. The minimum equity ownership levels as a multiple of base salary are as follows: six times for the Chief Executive Officer; three times for the non-Executive Chairman of our board of directors; and three times for other executive officers.

The Nominating and Corporate Governance Committee has also adopted a guideline for directors to achieve significant ownership of Company Equity. Our directors are expected to achieve a Company Equity ownership level equal to a minimum of three times their annual cash retainer.

Company Equity owned by a spouse of an executive officer or a director shall count toward the executive officer or director achieving the applicable Company Equity ownership level. Company Equity held in a trust established by an executive officer or director (and/or his or her spouse) shall count toward the executive officer or director achieving the applicable Company Equity ownership level if the trust is revocable by the executive officer or director (and/or his or her spouse) or is for the benefit of the executive officer or director, the spouse of the executive officer or director, and/or the family members of the executive officer or director.

Executive officers and directors have a five-year grace period to comply with the Stock Ownership Guidelines, commencing on the date which is the later of the adoption of the Stock Ownership Guidelines and upon appointment to a new position. If, at the end of the five-year grace period, any executive officer or director does not achieve the requisite Company Equity ownership level, we will require such executive officer or director to hold all vested awards of Company Equity and derivatives exercisable for Company Equity, other than awards withheld to pay withholding taxes or the exercise price of options or other derivative securities, until the required ownership level has been satisfied. Additionally, the Nominating and Corporate Governance Committee reserves the right to provide exceptions for extenuating personal circumstances on a case-by-case basis.

The Nominating and Corporate Governance Committee reviewed the holdings of the persons serving as our executive officers and directors at December 31, 2020 in light of the Stock Ownership Guidelines and determined that all of our executive officers and directors met the Stock Ownership Guidelines as required.

Review and Approval of Related-Party Transactions

Our board of directors has adopted written policies and procedures for review, approval and ratification of transactions involving us and “related parties” (directors, executive officers or stockholders beneficially owning 5% or greater of our outstanding Common Stock, or their immediate family members). The policies and procedures cover any related-party transaction that meets the minimum threshold for disclosure in the Proxy Statement under the relevant SEC rules (generally, transactions involving amounts exceeding $120,000 in which a related person has a direct or indirect material interest). A summary of these policies and procedures is set forth below:

Policies

•	Any covered related-party transaction must be approved by our board of directors or by a committee of our board of directors consisting solely of disinterested directors. In considering the transaction, our board of directors or such committee will consider all relevant factors, including, as applicable, (i) our business rationale for entering into the transaction; (ii) the available alternatives; (iii) whether the transaction is on terms comparable to those available to or from third parties; (iv) the potential for the transaction to lead to an actual or apparent conflict of interest; and (v) the overall fairness of the transaction to us.

•	On at least an annual basis, our board of directors or a committee thereof will monitor the transaction to assess whether it is advisable for us to amend or terminate the transaction.

Procedures

•	Management or the affected director or executive officer will bring the matter to the attention of the Chair of the Audit Committee or, if the Chair of the Audit Committee is the affected director, to the attention of the Chair of the Nominating and Corporate Governance Committee.

•	The appropriate Chair shall determine whether the matter should be considered by our board of directors or by a committee of our board of directors consisting solely of disinterested directors.

•	If a director is involved in the transaction, he or she will be recused from all discussions and decisions about the transaction, except that the director shall provide all material information concerning the transaction.

•	The transaction must be approved in advance whenever practicable and, if not practicable, must be ratified as promptly as practicable.

•	If the transaction will be ongoing, our board of directors or a committee of our board of directors consisting solely of disinterested directors may establish guidelines for our management to follow in its ongoing dealings with the related party. Thereafter, our board of directors or a committee of our board of directors consisting solely of disinterested directors, on at least an annual basis, will review and assess ongoing relationships with the related party to see that they are in compliance with the guidelines and that the transaction remains appropriate.

•	All related-party transactions will be disclosed in our applicable filings with the SEC as required under SEC rules.

Identification of Director Candidates

In accordance with the Guidelines and its written charter, the Nominating and Corporate Governance Committee is responsible for identifying director candidates for our board of directors and for recommending director candidates to our board of directors for consideration as nominees to stand for election at our annual stockholder meetings. Director candidates are recommended for nomination for election as directors in accordance with the procedures set forth in the written charter of the Nominating and Corporate Governance Committee.

We seek to have a board of directors representing diverse educational backgrounds and different work and life experiences that provide a range of insights into the financial, governmental or legal matters that are relevant to our business and to our status as a publicly owned company. The Nominating and Corporate Governance Committee periodically reviews the appropriate skills and characteristics required of our directors in the context of the current composition of our board of directors, our operating requirements and the long-term interests of our stockholders. The Nominating and Corporate Governance Committee also evaluates the length of service of members of our board of directors with a view towards periodically adding new members that can bring fresh insights and perspectives to our strategic thinking and enhance the manner in which our business and affairs are supervised by our board of directors. We also believe that the nominees have developed unique and valuable expertise, knowledge and insights about the Company, our operations, our market and our industry during their tenure as directors. In accordance with the Guidelines, directors should possess the highest personal and professional ethics, integrity and values, exercise good business judgment and be committed to representing the long-term interests of the Company and our stockholders. Directors should also have an inquisitive and objective perspective, practical wisdom and mature judgment. The Nominating and Corporate Governance Committee reviews director candidates with the objective of assembling a slate of directors that can best fulfill and promote our goals, regardless of gender, age or race, and recommends director candidates based upon contributions they can make to our board of directors and management and their ability to represent our long-term interests and those of our stockholders.

When our board of directors considers adding a member to fill an existing vacancy or newly created position, or any other time the Nominating and Corporate Governance Committee believes our board of directors should consider adding a member, the Nominating and Corporate Governance Committee identifies and assesses director candidates and makes recommendations to our board of directors based upon the results of such search. In conducting this assessment, the Nominating and Corporate Governance Committee considers knowledge, experience, skills, diversity and such other factors as it deems appropriate in light of our current needs and those of our board of directors. The Nominating and Corporate Governance Committee receives input on such director candidates from other directors, and recommends director candidates to our board of directors for nomination. The Nominating and Corporate Governance Committee does not solicit director nominations, but will consider recommendations by stockholders with respect to elections to be held at an annual meeting, so long as such recommendations are sent on a timely basis and in accordance with our Bylaws and applicable law. The Nominating and Corporate Governance Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. The Nominating and Corporate Governance Committee may, in its sole discretion, engage one or more search firms and/or other consultants, experts or professionals to assist in, among other things, identifying director candidates or gathering information regarding the background and experience of director candidates. If the Nominating and Corporate Governance Committee engages any such third party, the Nominating and Corporate Governance Committee will have sole authority to approve any fees or terms of retention relating to these services.

The Nominating and Corporate Governance Committee and our board of directors identified the need for another director that could bring additional accounting and finance expertise and diversity to our board of directors. On February 23, 2021, our board of directors elected Angela K. Ho to become a new independent director effective March 1, 2021. Ms. Ho has served as Senior Vice President and Chief Accounting Officer of OceanFirst Bank since 2016. Ms. Ho previously served as Vice President and Controller at Northfield Bank, Accounting Policy Manager at Signature Bank and worked at KPMG in the New York Financial Services Practice. Ms. Ho has been awarded American Banker’s 2020 Most Powerful Women in Banking: Next List, Asian American Business Development Center’s 2018 Outstanding 50 Asian Americans in Business, and New Jersey Bankers Association’s 2015 New Leaders in Banking.

Our stockholders of record who comply with the current advanced notice procedures set forth in our Bylaws and outlined under the “Submission of Stockholder Proposals” section of this Proxy Statement may nominate director candidates for election to our board of directors. Notice of stockholder nominations of director candidates at our annual meeting of stockholders must be received by our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, notice by the stockholder to be timely must be so delivered not earlier than the 150th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above. Accordingly, to submit a director candidate for consideration for nomination at our 2022 Annual Meeting of Stockholders, stockholders must submit the nomination, in writing, by November 26, 2021, but in no event earlier than October 27, 2021. The written notice must set forth the information required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules. See the “Submission of Stockholder Proposals” section of this Proxy Statement for information regarding providing timely notice of stockholder proposals under SEC rules.

Personal Loans to Executive Officers and Directors

We comply with, and operate in a manner consistent with, applicable law prohibiting extensions of credit in the form of personal loans to or for the benefit of our directors and executive officers.

Director Attendance at Annual Meetings of Stockholders

We have scheduled a meeting of our board of directors in conjunction with the Annual Meeting and, as set forth in the Guidelines, our policy is to encourage and promote the attendance by each director at all scheduled meetings of our board of directors and all meetings of our stockholders.

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. We conduct stockholder outreach throughout the year, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues. Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2020 and conducted 139 scheduled investor meetings on important topics including ROIC’s strategy, performance, corporate governance, executive compensation and other related matters. Our management provides regular updates to our board of directors regarding these discussions and stockholder feedback. Our board of directors takes our stockholders’ and other stakeholders’ perspectives into consideration when overseeing the Company’s strategy, formulating governance and ESG practices and designing executive compensation programs. We are pleased that stockholders strongly supported our executive compensation program in the 2020 advisory “say on pay” vote, with approximately 97.5% of the votes cast approving our advisory resolution.

We believe that our outreach program ensures that our management and our board of directors understand our stockholders’ views and concerns and are able to address the issues that are important to them. We are continuing our stockholder outreach efforts in 2021, in addition to our customary participation at industry conferences, investor roadshows and meetings with analysts, and remain committed to this ongoing initiative.

Communications with our Board of Directors

Our board of directors has established a process by which stockholders or other interested parties may communicate in writing with the chair of any committee of our board of directors or the independent directors of our board of directors as a group. Any such communication sent by e-mail should be sent to stockholdercommunications@roireit.net. Any such communications sent by U.S. mail or overnight delivery should be directed to the attention of the Independent Directors, the Chair of the Audit Committee, the Chair of the Compensation Committee, or the Chair of the Nominating and Corporate Governance Committee, as the case may be, in each instance in care of the Company, at Retail Opportunity Investments Corp. 11250 El Camino Real, Suite 200, San Diego, California 92130. Our representative will forward them to the intended recipient(s). We reserve the right to disregard any communication that our Chief Executive Officer determines is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is similarly inappropriate. Our Chief Executive Officer has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. Our board of directors has approved this communication process.

Executive Sessions of Independent Directors

It is the policy of our board of directors, in accordance with the Guidelines, that the independent directors serving on our board of directors meet separately without management (including management directors) in executive session at least four times per year at regularly scheduled meetings of our board of directors.

Amendments to Charter

Amendments to our Charter generally require the affirmative vote of holders of shares entitled to cast a majority of all the votes entitled to be cast on the matter. The affirmative vote of holders of shares entitled to cast at least two-thirds of votes entitled to be cast on a matter is only required (a) to remove a member of the board of directors, (b) to amend certain Charter provisions established to enable our qualification as a real estate investment trust (“REIT”) for U.S. federal income tax purposes, or (c) to amend the sentence in our Charter providing for the affirmative vote requirements described in (a) and (b).

Other Governance Matters

In overseeing our corporate policies and our overall performance and direction, our board of directors has adopted the approach of operating in what it believes are the long-term best interests of the Company and our stockholders. In operating under these principles, our board of directors continuously reviews our corporate governance and considers whether any changes are necessary or desirable. As part of this review our board of directors considered an amendment to our Bylaws to allow our stockholders (without the concurrence of our board of directors) to implement bylaw amendments. Our board of directors initially considered this matter when stockholders approved our redomiciliation as a Maryland corporation at the 2011 annual meeting of stockholders and we explained to our stockholders the changes that would result to the way amendments to our bylaws would be implemented as a result of the redomiciliation. After careful consideration of this matter, our board of directors concluded that it is in the best interests of our stockholders and the Company if authority to amend our bylaws is vested exclusively in our board of directors because, under Maryland law, our directors must act with a reasonable belief that their actions are in the best interests of the Company. On the other hand, under Maryland law, stockholders are not bound by any such legal duty and are permitted to take or to recommend actions that are in their own individual interests as stockholders without taking into account the broader interests of other stockholders or the interests of the Company. Beyond this factor, a significant percentage of our stockholders at any given time could consist of exchange traded or index funds that do not normally exercise independent judgment on matters presented to stockholders. As a result of these factors, we continue to believe that our directors are in the best position to determine whether to enact possible future bylaw amendments (including those proposed by our stockholders). We remain committed to engaging with our stockholders and hearing their views about our business, including corporate governance matters, and will adopt amendments to our organizational documents only after concluding that such amendments are in the best interests of the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the material elements of the compensation programs offered to our named executive officers. The Compensation Committee is responsible for the administration of our compensation plans, policies and programs and for making recommendations relating to the compensation of our named executive officers. The Compensation Committee endeavors to ensure that the compensation paid to our named executive officers is consistent with our overall philosophy on compensation and market practices.

Fiscal 2020 Performance Highlights

During 2020, in the face of extraordinary circumstances due to the COVID-19 pandemic, the Company delivered another year of strong operating and financial performance. We continued the disciplined execution of our strategy focused on necessity-based community and neighborhood shopping centers on the West Coast, which resulted in the following:

•	Exceptional operational performance in the retail REIT industry:

-	$32.0 million of net income attributable to common stockholders ($0.27 per diluted share)

-	$132.5 million in FFO(1)

-	90.6% of total billed base rent during pandemic has been paid as of February 18, 2021 (2Q’20 - 4Q’20)

-	96.8% of our gross leasable area (including 100% of anchor space) was leased at December 31, 2020, the 8th consecutive year above 96.0%

-	1.2 million square feet of leases were executed, representing the 10th consecutive year of leasing approximately double the square footage originally scheduled to expire

-	Achieved growth in same-space cash rents on new leases of 12.5% and 7.9% growth on renewals

-	Awarded investment grade rating and stable outlook from Fitch Ratings, Inc.

-	Awarded Best Retail REIT (U.S.) 2020 by CFI.co

•	Maintained our strong balance sheet:

-	96.5% of our total outstanding indebtedness was effectively fixed-rate(2) at year-end, a record for the Company, and 94.5% of our gross leasable area was unencumbered at December 31, 2020

-	Maintained 3.4x interest coverage

-	Reduced outstanding debt by $36.6 million

•	Continued execution of strategic growth:

-	Continued focus on densification initiatives

-	Continued development of our ESG programs

-	Continued focus on acquiring shopping centers where our team has the opportunity to build value

____________________________

(1)	For a description of FFO, see “—Elements of Executive Compensation.”

(2)	Represents indebtedness that bears interest at a fixed-rate or is subject to interest rate swap agreements pursuant to which the Company makes fixed-rate payments.

We believe that the value creation produced from an investment in real estate should be assessed over a long-term period and our strategy has focused on and continues to focus on long-term value creation. During 2020, in addition to creating value through our property operations and leasing activities, we continued to enhance the long-term competitive position and intrinsic value of our portfolio through the implementation of strategic initiatives. These initiatives include our densification initiatives and development of our ESG programs. The economic benefits of our activities in these areas during 2020 will not be realized until subsequent years. However, we believe these initiatives, when combined with the strength of our in-place portfolio of necessity-based neighborhood shopping centers on the West Coast that we have assembled over the past decade, will help position us to continue to generate attractive returns for stockholders over the long-term. The following table sets forth our TSR performance over the one, three, five and seven-year periods ended December 31, 2020.

Total Stockholder Return(1)				ROIC: Retail Opportunity Investments Corp. SNL: SNL U.S. REIT Retail Index MSCI: MSCI US REIT Index Peers(2): Executive Compensation Peer Group Median
1-Year	3-Year	5-Year	7-Year

MSCI -7.57%	MSCI 10.99%	MSCI 26.65%	MSCI 69.29%
ROIC -22.97%	ROIC -25.56%	ROIC -10.82%	ROIC 17.66%
SNL -26.07%	SNL -27.07%	SNL -30.60%	SNL -7.65%
Peers -33.05%	Peers -41.65%	Peers -48.90%	Peers -26.14%

_______________________

(1)	The table above compares the total return on our Common Stock over the one, three, five and seven-year periods ended December 31, 2020 to the total return of comparable indices and our executive compensation peer group, assuming a $100 investment on January 1, 2013 and all dividends have been reinvested.

(2)	For more information about our executive compensation peer group, see “—Setting Executive Compensation—Peer Group.”

Stockholder Outreach and Engagement

We believe that fostering long-term relationships with our stockholders and maintaining their trust is a key ROIC objective, and we recognize the value of listening to and understanding their views about our business. During 2020, we continued our stockholder outreach activities, dialoguing and meeting with key institutional stockholders, in an effort to proactively address important issues.

•	Our Chief Executive Officer, Stuart A. Tanz, and other members of our senior management team were in regular contact with stockholders during 2020 and conducted 139 scheduled investor meetings to discuss a broad range of topics, including executive compensation.

•	We considered our executive compensation program implemented by the Compensation Committee of our board of directors (the “Compensation Committee”) and the results of recent non-binding, advisory votes on the compensation of our named executive officers. At each of our last four annual stockholder meetings, stockholders showed strong support for our executive compensation program, with more than 97.5% of the votes cast approving our advisory resolution at each meeting.

•	Based on feedback received during the year and the strong support that stockholders showed for our executive compensation program in the 2020 advisory “say on pay” vote, the Compensation Committee maintained the principal elements of our executive compensation program when setting compensation for 2021 while making certain adjustments in response to market dynamics for retail REITs.

Executive Compensation Highlights

We are pleased that stockholders strongly supported our executive compensation program in the 2020 advisory “say on pay” vote, with approximately 97.5% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value, and view it as an indication that stockholders are supportive of the Compensation Committee’s approach to executive compensation and our responsiveness to investor concerns.

Each component of compensation plays a role in supporting our compensation goals and objectives consisting of the following key components:

Elements of Pay	Form	Links to Performance	Purposes
Base Salary	Fixed Cash	Determined based on: • Evaluation of individual’s experience • Current performance • Internal pay equity and a comparison to the executive compensation peer group	• Recognize ongoing performance of job responsibilities and contributions to Company success • Attract and retain executive talent
Annual Cash Incentives	Variable Incentive Cash

Our Chief Executive Officer’s annual cash incentive bonus opportunity for 2021 is 80% based on pre-established objective Company performance metrics, with 20% based on the Compensation Committee’s review of the Company’s and each named executive officer’s individual performance. For 2021, the incentive bonus structure contains four key corporate metrics:

•   FFO per share (20%)

•   Capital Raising (20%)

•   Year-End Leased Occupancy (20%)

•   Same-Center NOI Growth (20%)(1)

•   Discretionary (20%)

The above represents the weightings for our Chief Executive Officer, while the weightings for our Chief Financial Officer and Chief Operating Officer also include additional role-specific objective criteria see “—Elements of Executive Compensation—Annual Cash Incentives.”

•   Reward the achievement of short-term corporate operating and financial objectives and individual contributions on an annual-basis

•   Drive stockholder value creation

•  Chosen for alignment with the Company’s strategic goals for the year

Long-Term Equity-Based Awards	Time-Based Equity Awards

Represents 50% of the overall equity award, which is determined based on:

•   TSR performance

•   Execution of the Company’s long-term strategic plan

•   Named executive officers’ compensation levels compared to our executive compensation peer group

Shares vest ratably over a three-year period, subject to continued service

•   Support the retention of executives

•   Subject recipients to the same market fluctuations as stockholders

•   Motivate management to create long-term stockholder value

•   Reinforce our named executive officers’ alignment of interests with our stockholders’ interests over the long-term

•   Ensure that our named executive officers maintain a long-term focus that serves the best interests of the Company

Performance-Based Equity Awards

Represents 50% of the overall equity award and is subject to the achievement of performance goals over a three-year period. For performance-based equity awards for 2020, the performance criteria are aligned with the Company’s long-term strategic goals and will be earned at the end of year three based on:

•   ESG Milestone Achievements (25%)

•   Average Year-End Occupancy (25%)

•   Average Year-End Same-Center NOI Growth (25%)

•   Relative TSR (25%)

•   Enhance pay-for-performance structure and stockholder alignment

•  Motivate and reward management to successfully execute on the Company’s long-term strategy

•   Motivate and reward our named executive officers for delivering stockholder returns exceeding those of our performance comparison peer group companies

________________________________

(1)	For a description of net operating income (“NOI”), see “—Elements of Executive Compensation.”

Our executive compensation program also incorporates strong corporate governance standards designed to promote the interests of our stockholders, including:

•	requiring a “double trigger” for severance payments upon a change in control;

•	no excise tax gross-up provisions;

•	prohibiting hedging or pledging of Company securities;

•	maintaining stock ownership guidelines for our named executive officers and directors;

•	employing a majority voting policy for the election of directors in uncontested elections;

•	using an independent compensation consultant to advise the Compensation Committee, which is comprised solely of independent directors; and

•	prohibiting the repricing of stock options without stockholder approval.

Compensation Philosophy and Objectives.

We, through our executive compensation program, seek to attract, motivate and retain top-quality senior executives who are committed to our core values of excellence and integrity. The Compensation Committee’s fundamental philosophy is to closely align our compensation programs with the achievement of clear annual and long-term performance goals tied to our financial success and the creation of stockholder value.

The Compensation Committee’s objectives in developing and administering the executive compensation programs are to:

•	attract, retain and motivate a highly-skilled senior executive team that will contribute to the successful performance of the Company;

•	align the interests of the senior executive team with the interests of our stockholders by motivating executives to increase long-term stockholder value;

•	provide compensation opportunities that are competitive within industry standards, thereby reflecting the value of the position in the marketplace;

•	set clear performance goals and objectives which provide accountability for our named executive officers;

•	appropriately reward stockholder returns in light of the level of risk that was taken to generate those returns to ensure that compensation decisions neither encourage nor reward excessive or inappropriate risk taking;

•	support a culture committed to paying for performance where compensation is commensurate with the level of performance achieved; and

•	maintain flexibility and discretion to allow us to recognize the unique characteristics of our operations and strategy, and our prevailing business environment, as well as changing employment market dynamics.

The Compensation Committee believes that it is important to create a compensation program that appropriately balances short-term, equity-based or cash-based compensation with long-term, equity-based compensation. Our named executive officer compensation program includes the following primary components:

•	base salaries paid in cash which recognize the unique role and responsibilities of a position as well as an individual’s performance in that role;

•	annual awards, which may be paid in cash or stock, which are meant to motivate and reward our short-term financial and operational performance, as well as individual performance; and

•	long-term equity-based awards which are designed to support our objectives of aligning the interests of our named executive officers with those of our stockholders, promoting our long-term performance and value creation, and retaining our named executive officers.

It is the Compensation Committee’s view that compensation decisions are complex and best made after a deliberate review of Company and individual performance, as well as industry compensation levels. Consistent with this view, the Compensation Committee generally assesses our performance within the context of the industry’s overall performance and our internal performance standards and evaluates individual performance of our named executive officers relative to the performance expectations for their respective positions and roles within the Company. In addition, the Compensation Committee reviews our policies and compensation practices to determine whether the risks arising from our compensation policies and practices would be reasonably likely to have a material adverse effect on us. We have not identified any risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on us.

The Compensation Committee consults with compensation consultants, outside counsel, and other advisors as appropriate, in the Compensation Committee’s discretion, to assist in discharging its duties. Specifically, the Compensation Committee has engaged FTI as its independent compensation consultant to assist on a range of executive compensation matters. FTI’s services to the Compensation Committee are discussed further below.

Setting Executive Compensation.

The compensation arrangements with our existing executive management team were approved by the Compensation Committee, taking into consideration each individual’s value to the Company, and in consultation with FTI and Clifford Chance US LLP, our outside counsel. The focus of the Compensation Committee in approving these employment and letter agreements was to (i) align our senior executive compensation programs and policies with our financial performance and, accordingly, the creation of stockholder value and (ii) see that the compensation terms of our executive management team reflected current practices in the marketplace. Information with respect to the current employment and letter agreements of our named executive officers can be found under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

The Compensation Committee will, on an ongoing basis, continue to examine and assess our executive compensation practices relative to our compensation philosophy and objectives, as well as competitive market practices, and will make or recommend to our board of directors modifications to the compensation programs, as deemed appropriate. The Compensation Committee engaged FTI as its independent compensation consultant in respect of calendar year 2020 to assist the Compensation Committee in developing and evaluating our executive compensation program, including objective performance standards for annual cash incentive bonuses and long-term equity-based awards, and COVID-19 related adjustments to our 2020 compensation program. FTI’s services to us have been limited to compensation-related services. FTI met with the Compensation Committee on several occasions in 2020 and in the first quarter of 2021 to discuss guiding principles, competitive market trends, peer group pay practices, compensation strategy and other compensation considerations, including our performance during 2020. Specifically, FTI was engaged to assist the Compensation Committee in considering the framework for our named executive officers’ total compensation for 2020, taking into account the base salaries specified in existing employment and letter agreements, the objective performance criteria and weighting levels originally established for annual cash incentive bonus awards and long-term equity-based awards and the impact of the COVID-19 pandemic on such performance criteria and our compensation strategy, and to make recommendations relating to base salaries, annual cash incentive bonus award and long-term equity-based awards.

Executive Compensation Peer Group.

In evaluating the Company’s executive compensation program for 2020, the Compensation Committee reviewed our pay levels compared to an executive compensation peer group. Our executive compensation peer group (the “executive compensation peer group”) is comprised solely of publicly traded REITs that have the following characteristics:

•	an investment focus concentrated on the retail real estate sector;

•	compete with the Company for talent and/or investment opportunities; and

•	range from approximately one-third to three times the Company’s implied equity market capitalization.

Our executive compensation peer group used to evaluate market compensation structures and levels comprised the following REITs:

Acadia Realty Trust (NYSE:AKR)	CBL & Associates Properties, Inc. (NYSE:CBL)
Kite Realty Group Trust (NYSE:KRG)	Pennsylvania Real Estate Investment Trust (NYSE:PEI)
Retail Properties of America, Inc. (NYSE:RPAI)	RPT Realty (NYSE:RPT)
Seritage Growth Properties (NYSE:SRG)	SITE Centers Corp. (NYSE:SITC)
STORE Capital Corporation (NYSE:STOR)	Tanger Factory Outlet Centers, Inc. (NYSE:SKT)
Urban Edge Properties (NYSE:UE)	Washington Prime Group Inc. (NYSE:WPG)
Weingarten Realty Investors (NYSE:WRI)

Factors Considered in Setting Executive Compensation.

The Compensation Committee considers Company and individual named executive officer performance as the most important factors in determining a named executive officer’s compensation. With respect to its evaluation of Company performance, the Compensation Committee believes that an evaluation of our financial and operating performance provides an appropriate measure of Company performance in relation to our business objectives and for setting named executive officer compensation. Accordingly, the Compensation Committee utilizes certain objective criteria for evaluation of the Company’s and each named executive officer’s performance as established in our annual incentive compensation programs. In addition to the pre-established performance objectives (detailed in the “—Elements of Executive Compensation—Annual Cash Incentives” and “—Elements of Executive Compensation— Long-Term Equity-Based Awards” sections below), the Compensation Committee also considers:

•	other Company performance factors, including one, three, five and seven-year TSR, balance sheet management, execution of strategic plan and operational performance (including “Fiscal 2020 Performance Highlights” listed above);

•	comparative benchmarking information;

•	current compensation governance standards and guidelines;

•	individual performance evaluations; and

•	relative value provided by each of our named executive officers towards our success in 2020.

Impact of the COVID-19 Pandemic

In February 2020, just prior to the onset of the COVID-19 pandemic, the Compensation Committee approved objective performance metrics for the 2020 annual cash incentive bonus program. In March 2020, in light of the rapid development, fluidity and uncertainty surrounding the COVID-19 pandemic and its impact on the Company’s business, our board of directors approved a resolution authorizing the Compensation Committee, in its discretion, to dispose of the objective performance metrics approved by the Compensation Committee in February 2020 and to instead authorize the grant of annual cash incentive bonuses and long-term equity-based awards based on an assessment of the performance of the Company’s senior management team in steering the Company through the COVID-19 crisis, in positioning the Company for the next phase in its business life after the country emerges from the crisis and other factors to be determined by the Compensation Committee.

The onset of the COVID-19 pandemic in the United States in March 2020 had a sudden and significant impact on the global economy, the U.S. economy, the economies of the local markets throughout the west coast in which the Company’s properties are located, and the broader financial markets. The pandemic, and the preventative measures taken by local, state and federal authorities to alleviate the public health crisis including mandatory business closures, quarantines, restrictions on travel, restrictions on gatherings and social distancing practices, have severely impacted the U.S. retail market, the operations of the Company’s tenants and the Company’s operations.

In response to the onset of the COVID-19 pandemic, the Company’s management and our board of directors significantly changed the Company’s near-term strategy to focus on, among other things, protecting the health and safety of the Company’s employees and tenants (as well as their customers), working with and supporting tenants to manage delinquencies and remain open for business and bolstering the Company’s liquidity position. The onset of the pandemic, and the Company’s shift in near-term strategy in response to the COVID-19 pandemic, occurred after the Compensation Committee had approved the objective performance metrics for the 2020 annual cash incentive bonus program and, as a result, such performance metrics did not take into account the impacts of the COVID-19 pandemic or the change in the Company’s near-term strategy.

The Company’s financial results for the year ended December 31, 2020 were significantly impacted by the COVID-19 pandemic, including reductions in property operating income and non-GAAP performance measures from changes in projected uncollectible rental revenue, reductions in occupancy and reductions in rental revenue resulting from rent deferrals and lease concessions. While the Company continued to make progress on the objective performance metrics underpinning the 2020 annual cash incentive bonus program as originally contemplated, with the impact of the COVID-19 pandemic, overall performance was generally below the “threshold” level required for payout under such metrics.

In February 2021, the Compensation Committee, in consultation with FTI, determined that the formulaic 2020 annual cash incentive award program that was established prior to the onset of the COVID-19 pandemic, and the resulting incentive bonus amounts for our named executive officers that would have been generated thereunder, would not achieve the annual cash incentive bonus program’s goals of motivating and retaining key executives. As a result, the Compensation Committee, as previously authorized by our board of directors, determined it was appropriate to dispose of the performance metrics established by the Compensation Committee in February 2020 and to instead exercise its discretion in awarding annual cash incentive bonuses to our named executive officers for the 2020 performance year.

Based on the Compensation Committee’s assessment of (i) management’s handling of the COVID-19 crisis during 2020, and (ii) the Company’s performance against its revised strategic priorities during 2020, as further described below, the Compensation Committee awarded annual bonuses to our named executive officers in amounts that represented between approximately 90% and 100% of the “target” bonus levels that would have been earned under the 2020 annual cash incentive bonus program as originally established prior to the COVID-19 pandemic. These awards represented decreases of approximately 10% from the 2019 annual cash incentive bonus program awards to our named executive officers.

More details regarding these payments and the factors that the Compensation Committee considered can be found below under “—Elements of Executive Compensation—Annual Cash Incentives.”

Role of Executive Officers in Compensation Decisions.

The Compensation Committee implements all compensation decisions related to our named executive officers and approves recommendations related to incentive compensation for our other employees. When implementing compensation for our named executive officers (other than Mr. Tanz), the Compensation Committee seeks and considers the advice and counsel of Mr. Tanz, our Chief Executive Officer, given his direct day-to-day working relationship with these senior executives, and Mr. Baker, the Chairman of our board of directors.

Elements of Executive Compensation.

The key elements of our executive compensation program include:

•	base salary;

•	annual cash incentive bonuses;

•	long-term equity-based awards; and

•	perquisites and other benefits.

Base Salary

Pursuant to their employment and letter agreements, we provide our named executive officers with annual base salaries to compensate them for services provided during the term of their employment or service. The Compensation Committee believes that the annual base salary paid in 2020 to each of our named executive officers reflected the scope of the role and responsibilities of the applicable position, individual performance and experience, and competitive market practices.

The annual base salaries for each of our named executive officers at December 31, 2020 were as follows:

Executive	2020 Base Salary
Stuart A. Tanz	$875,000
Michael B. Haines	395,000
Richard A. Baker	275,000
Richard K. Schoebel	470,000

Pursuant to their employment and letter agreements, the amount of annual compensation paid to each of our named executive officers may be increased during the term of employment at the discretion of our board of directors. Accordingly, the Compensation Committee annually reviews the amount of the annual base salary paid to our named executive officers each year, based upon individual roles and performance and the overall financial and operating performance of the Company, and may provide for increases as it may, in its discretion, deem appropriate. There were no changes made to the base salaries of our named executive officers for 2021.

Executive	2021 Base Salary	2020 Base Salary	% Change
Stuart A. Tanz	$875,000	$875,000	—
Michael B. Haines	395,000	395,000	—
Richard A. Baker	275,000	275,000	—
Richard K. Schoebel	470,000	470,000	—

Our board of directors intends to continue to implement the terms of the employment or letter agreements, including the annual base salary provisions, and remains open to future annual base salary adjustments in the event our board of directors concludes that the circumstances warrant them. However, consistent with the Compensation Committee’s overall philosophy, we intend that the compensation programs for our named executive officers will emphasize incentive compensation in the form of annual cash incentive bonuses and long-term equity-based awards.

Annual Cash Incentives

Under the terms of their employment or letter agreements, an incentive structure was established for our named executive officers, making them eligible to receive an annual cash incentive within a specified range expressed as a percentage of such named executive officer’s annual salary. The range specified for each of our named executive officers is disclosed under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

In February 2020, just prior to the onset of the COVID-19 pandemic, the Compensation Committee approved objective performance metrics for the 2020 annual cash incentive bonus program (the “Initial 2020 Program”). In March 2020, in light of the rapid development, fluidity and uncertainty surrounding the COVID-19 pandemic and its impact on the Company’s business, our board of directors approved a resolution authorizing the Compensation Committee, in its discretion, to dispose of the objective performance metrics approved by the Compensation Committee in February 2020 and to instead authorize the grant of annual cash incentive bonuses and long-term equity-based awards based on an assessment of the performance of the Company’s senior management team in steering the Company through the COVID-19 crisis, in positioning the Company for the next phase in its business life after the country emerges from the crisis and other factors to be determined by the Compensation Committee.

Initial 2020 Program

Pursuant to the Initial 2020 Program, 80% of the annual cash incentive bonus opportunities for Mr. Tanz were based on the achievement of certain objective Company performance criteria and, in the case of Messrs. Haines and Schoebel, 85% of the annual cash incentive bonus opportunities were based on the achievement of such objective performance criteria as well as certain role-specific objective criteria. In addition, the Initial 2020 Program also contained a discretionary component with a weighting of 20% for Mr. Tanz and 15% for each of Messrs. Haines and Schoebel, which was determined by the Compensation Committee.

The following table shows the objective metrics and weightings of the Initial 2020 Program for our named executive officers:

						Initial 2020 Program Bonus Targets
Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines		Weighting for Richard K. Schoebel		Threshold	Target	Maximum	Actual
FFO per share (diluted)(1)	20%	15%		15%		$1.06	$1.08	$1.10	$1.05
Capital raising	20%	15%		15%		$50 million	$75 million	$100 million	—
Year-end leased occupancy(2)	20%	15%		15%		94%	95%	96%	96.8%
Same-center NOI growth(3)	20%	15%		15%		1.0% increase	1.5% increase	2.0% increase	4.6% decrease
Discretionary	20%	15%		15%		N/A	N/A	N/A	N/A
Role specific criteria	0%	25	%(4)	25	%(4)	N/A	N/A	N/A	N/A
Total	100%	100%		100%		N/A	N/A	N/A	N/A

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(1)	FFO is a widely recognized non-GAAP financial measure for REITs that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to assess our financial performance. We define FFO and provide a reconciliation of actual FFO for the year ended December 31, 2020 to net income applicable to stockholders in accordance with GAAP, in Item 7 of our Form 10-K for the year ended December 31, 2020.

(2)	Year-end leased occupancy excludes acquisitions in the last six months of 2020.

(3)	Represents the percentage increase in NOI (calculated as operating revenues (base rent and recoveries from tenants), less property and related expenses (property operating expenses and property taxes), adjusted for non-cash revenue and operating expense items such as straight-line rent and amortization of lease intangibles, debt-related expenses, and other adjustments) for those properties owned by us for the entirety of 2020 and 2019. Same-center NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2020 and 2019, in Item 7 of our Form 10-K for the year ended December 31, 2020.

(4)	Described in greater detail below.

The operating metrics set under our executive compensation program are used for that limited purpose and should not be understood to be statements of management’s expectations of our future results or other guidance. Investors should not apply these metrics in any other context.

In addition to the Company performance criteria described above, the Initial 2020 Program for Mr. Haines’s and Mr. Schoebel’s also included additional role-specific objective criteria. In the case of Mr. Haines, these criteria and their weighting levels included:

•	integration of acquired properties / divestiture of sold properties (5%),

•	capital markets management (5%),

•	cybersecurity assessment management (5%),

•	maintain internal accounting controls in accordance with PCAOB and auditor standards (5%), and

•	the timely completion of the budget, common area maintenance (“CAM”) reconciliations and periodic tenant billings (5%).

In the case of Mr. Schoebel, the role-specific objective criteria and weighting levels included:

•	capital and environmental projects management (5%),

•	same-space re-leasing spreads (5%),

•	tenant retention rate (5%),

•	cybersecurity assessment management (5%), and

•	the timely completion of the budget, CAM reconciliations and periodic tenant billings (5%).

The following table shows the threshold, target and maximum annual cash incentive bonus opportunities that were available to each named executive officer under the Initial 2020 Program as a percentage of their base salary.

	Initial 2020 Program Payout Levels as a Percentage of Base Salary
Executive	Threshold	Target	Maximum
Stuart A. Tanz	75%	125%	175%
Michael B. Haines	75%	100%	125%
Richard K. Schoebel	75%	100%	125%

Revised 2020 Cash Bonuses

The onset of the COVID-19 pandemic in the United States in March 2020 had a sudden and significant impact on the global economy, the U.S. economy, the economies of the local markets throughout the west coast in which the Company’s properties are located, and the broader financial markets. The pandemic, and the preventative measures taken by local, state and federal authorities to alleviate the public health crisis including mandatory business closures, quarantines, restrictions on travel, restrictions on gatherings and social distancing practices, have severely impacted the U.S. retail market, the operations of the Company’s tenants and the Company’s operations.

In response to the onset of the COVID-19 pandemic, the Company’s management and our board of directors significantly changed the Company’s near-term strategy to focus on, among other things, protecting the health and safety of the Company’s employees and tenants (as well as their customers), working with and supporting tenants to manage delinquencies and remain open for business and bolstering the Company’s liquidity position. The onset of the pandemic, and the Company’s shift in near-term strategy in response to the COVID-19 pandemic, occurred after the Compensation Committee had approved the objective performance metrics for the Initial 2020 Program and, as a result, such performance metrics did not take into account the impacts of the COVID-19 pandemic or the change in the Company’s near-term strategy.

The Company’s financial results for the year ended December 31, 2020 were significantly impacted by the COVID-19 pandemic, including reductions in property operating income and non-GAAP performance measures from changes in projected uncollectible rental revenue, reductions in occupancy and reductions in rental revenue resulting from rent deferrals and lease concessions. While the Company continued to make progress on the objective performance metrics underpinning the Initial 2020 Program, with the impact of the COVID-19 pandemic, overall performance was generally below the “threshold” level required for payout under such metrics.

In February 2021, the Compensation Committee, in consultation with FTI, determined that the Initial 2020 Program that was established prior to the onset of the COVID-19 pandemic, and the resulting incentive bonus amounts for our named executive officers that would have been generated thereunder, would not achieve the annual cash incentive bonus program’s goals of motivating and retaining key executives. As a result, the Compensation Committee, as previously authorized by our board of directors, determined it was appropriate to dispose of the performance metrics established by the Compensation Committee in February 2020 and to instead exercise its discretion in awarding annual cash incentive bonuses to our named executive officers for the 2020 performance year.

Based on the Compensation Committee’s assessment of (i) management’s handling of the COVID-19 crisis during 2020, and (ii) the Company’s performance against its revised strategic priorities during 2020, as further described below, the Compensation Committee awarded annual bonuses to our named executive officers in amounts that represented between approximately 90% and 100% of the “target” bonus levels that would have been earned under the Initial 2020 Program as originally established prior to the COVID-19 pandemic. These awards represented decreases of approximately 10% from the 2019 annual cash incentive bonus program awards to our named executive officers.

Handling of the COVID-19 Crisis

Throughout the disruption caused by the ongoing COVID-19 pandemic, our named executive officers responded to the unprecedented challenges facing the Company quickly and effectively. The Compensation Committee considered such actions taken during 2020 in awarding annual cash bonuses to our named executive officers including the following:

•	Safety: Established new safety protocols and procedures at all of our properties, including increasing cleaning protocols, addressing the protection of tenants during cleaning, establishing physical distancing procedures, requiring facial coverings, providing personal protective equipment and cleaning supplies for employees who needed to be onsite, and adding an ultraviolet system to all HVAC units at our offices.

•	Employees: Asked all employees to begin working from home beginning March 16th, 2020 and following health and safety stay-at-home orders per Centers for Disease Control and Prevention guidelines.

•	Tenants: Commenced rent deferment discussions with our tenants and assisted tenants in identifying local, state and federal resources that may be available to support their businesses and employees during the pandemic, including stimulus funds that may be available under the Coronavirus Aid, Relief, and Economic Security Act of 2020 or additional stimulus or relief packages implemented by local, state or federal governments. Additionally, in order to assist our tenants in remaining open and operating, we offered aid to expand outdoor operations (in accordance with state guidelines), utilizing shaded and broad sidewalk areas, existing courtyard space, and converting lawn and parking stalls into private, umbrellaed spaces for tenants to operate all while procuring key items needed to create outdoor usable spaces for tenants, including umbrellas, partitions, space heaters and wind barriers.

•	Operations: Successfully executed our business continuity plan with no disruption to our core financial, operational and IT systems.

•	Liquidity: Successfully managed the Company’s liquidity and maintained financial flexibility by borrowing $130.0 million under the Company’s unsecured revolving credit facility during March and April of 2020 (which was later repaid) and temporarily suspended quarterly dividend distributions.

Company Performance

The Compensation Committee also considered the Company’s performance against its strategic priorities during 2020 in awarding annual cash bonuses to our named executive officers including the following:

•	$32.0 million of net income attributable to common stockholders ($0.27 per diluted share);

•	$132.5 million in FFO;

•	90.6% of total billed base rent during pandemic has been paid as of February 18, 2021 (2Q’20 - 4Q’20), among the highest versus our performance comparison peer group;

•	96.8% of our gross leasable area (including 100% of anchor space) was leased at December 31, 2020, the 8th consecutive year above 96.0%;

•	1.2 million square feet of leases were executed, representing the 10th consecutive year of leasing approximately double the square footage originally scheduled to expire;

•	achieved growth in same-space cash rents on new leases of 12.5% and 7.9% growth on renewals;

•	awarded investment grade rating and stable outlook from Fitch Ratings, Inc.;

•	96.5% of our total outstanding indebtedness was effectively fixed-rate at year-end, a record for the Company, and 94.5% of our gross leasable area was unencumbered at December 31, 2020;

•	maintained 3.4x interest coverage;

•	reduced outstanding debt by $36.6 million;

•	advanced the densification entitlement process at Crossroads Shopping Center, The Village at Novato, and Pinole Vista Shopping Center;

•	established a comprehensive Environmental, Social and Governance (ESG) program (achieved a number of milestones ahead of Company’s 3-year goal); and

•	awarded Best Retail REIT (U.S.) 2020 by CFI.co (London-based financial news organization) in recognition of management’s strategic vision, long-term success, corporate culture and ESG-focused initiatives.

The table below shows the actual 2019 annual cash incentive bonus awards, the 2020 target awards under the initial 2020 program, and the actual 2020 bonus award payouts for our named executive officers:

	Annual Cash Incentive Bonus Awards
Executive	Actual 2019 Annual Cash Incentive Bonus Award ($)	Target 2020 Annual Cash Incentive Bonus Award ($)	Actual 2020 Bonus Award ($)
Stuart A. Tanz	1,225,000	1,093,750	1,093,750
Michael B. Haines	398,438	395,000	355,800
Richard K. Schoebel	472,813	470,000	423,500

The Compensation Committee’s evaluation of Mr. Baker’s performance during 2020 focused on his contribution to the achievement of our overall business goals during 2020 and other factors as described above under “—Setting Executive Compensation.” The Compensation Committee also considered, in consultation with FTI, the compensation practices of our executive compensation peer group and recommended a bonus of $180,000 for Mr. Baker in respect of the year ended December 31, 2020.

2021 Annual Cash Incentive Bonus Program

In February 2021, the Compensation Committee approved specific performance metrics relating to the annual cash incentive bonus program for our named executive officers for the performance year ending December 31, 2021. The specific performance metrics and weightings approved at this meeting are as follows:

	2021 Annual Cash Incentive Bonus Performance Criteria Weightings
Performance Criteria	Weighting for Stuart A. Tanz	Weighting for Michael B. Haines	Weighting for Richard K. Schoebel
FFO per share (diluted)	20%	15%	15%
Capital raising	20%	15%	15%
Year-end leased occupancy	20%	15%	15%
Same-center NOI growth	20%	15%	15%
Discretionary	20%	15%	15%
Role specific criteria	0%	25%	25%
Total	100%	100%	100%

Long-Term Equity-Based Awards

The Compensation Committee believes that equity-based incentives are an effective means of motivating and rewarding long-term Company performance and value creation. In addition, equity-based incentives appropriately align the interests of management with those of stockholders. In accordance with the terms of the Amended 2009 Equity Incentive Plan, employees, non-employee directors, executive officers and other key personnel and our service providers and any of our subsidiaries are eligible to be granted Options, Restricted Shares, LTIP units, share appreciation rights, phantom shares, dividend equivalents and other equity-based awards under the Amended 2009 Equity Incentive Plan. These equity-based awards are intended to be designed to link executive compensation to our long-term Common Stock performance as well as the achievement of operational goals.

In 2019, the Compensation Committee, based on a comprehensive review of our performance-based equity compensation program, the Compensation Committee, in consultation with FTI, restructured such equity compensation to emphasize the achievement of financial and operational metrics that were better aligned with the Company’s long-term strategic goals and more directly correlated to executive performance. With respect to equity awards granted to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2019 (granted in 2020), the Compensation Committee retained this revised structure but incorporated the achievement of ESG milestones into the vesting criteria for the performance-based equity awards, as follows:

•	Allocation of Awards: Year-end equity-based awards are allocated 50% to time-based equity awards that vest based on continued employment or service over a three-year vesting period and 50% to performance-based equity awards that remain at risk and are subject to forfeiture subject to the achievement pre-established metrics over a three-year performance period.

•	Performance-Based Vesting Criteria: Metrics for performance-based equity awards would be adjusted to consist of the number of ESG milestones achieved, average year-end occupancy, average same-center NOI growth and TSR relative to a performance comparison peer group listed below under “—Performance Peer Group”, each measured over a cumulative three-year period (each weighted 25%).

•	Payout Opportunities: The performance-based equity awards of our named executive officers would incorporate four levels of opportunity – “threshold,” “target,” “high” and “exceptional” – which determine the amount of the performance-based equity awards that will be earned.

Throughout 2020 and during the first quarter of 2021, the Compensation Committee, in consultation with FTI, continued to evaluate the Company’s performance-based equity award structure together with the Company’s long-term strategic goals. The Compensation Committee determined the performance measures, weightings and levels of opportunity would remain the same for the performance-based equity awards in respect of performance for the year ended December 31, 2020 (granted in 2021). The Compensation Committee believes that the performance goals for the year-end 2020 performance-based equity awards (granted in 2021) are aligned with the Company’s strategic business plan, directly correlated to executive performance, continue to be sensitive to the Company’s TSR performance and are consistent with the long-term objectives that have been communicated to the Company’s investors.

Year-End 2020 Long-Term Equity-Based Awards (Granted in 2021)

In February 2021, the Compensation Committee approved long-term equity-based awards for our named executive officers in respect of performance for the year ended December 31, 2020, including the specific performance metrics, weightings and levels of opportunity for performance-based equity awards as described below. In determining the long-term equity-based awards to our named executive officers, the Compensation Committee focused on the objective measures and other factors as described above under “—Setting Executive Compensation.” Based upon these considerations, the Compensation Committee recommended long-term equity-based awards as follows in respect of performance for the year ended December 31, 2020, subject to the forward-looking vesting criteria described herein:

Executive	Restricted Shares Awarded (#)(1)	Value based on Grant Date Closing Price ($)
Stuart A. Tanz	231,338	3,749,989
Michael B. Haines	70,326	1,139,984
Richard A. Baker	24,676	399,998
Richard K. Schoebel	77,112	1,249,986

_______________________

(1)	Granted on February 23, 2021, 50% of the shares awarded are time-based Restricted Share awards and 50% of the shares awarded are performance-based Restricted Share awards. The number of performance-based Restricted Shares included in this amount reflects vesting at a “target” payout percentage as shown in the table under “Key Terms of the Year-End 2020 Performance-Based Equity Awards (Granted in 2021).”

Key Terms of the Year-End 2020 Performance-Based Equity Awards (Granted in 2021)

With respect to the long-term equity-based awards to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2020 (granted in 2021), 50% of such awards were time-based Restricted Share awards that vest based solely on continued employment or service over a three-year vesting period. Dividends are paid on all time-based equity awards, vested and non-vested.

The remaining 50% of such long-term equity-based awards were performance-based Restricted Share awards granted for performance for the year ended December 31, 2020 and were allocated as follows: (i) 25% of the award will vest based on the number of ESG milestones achieved over the performance period, (ii) 25% of the award will vest based on average year-end occupancy rates over the performance period, (iii) 25% of the award will vest based on average year-end same-center NOI growth over the performance period, and (iv) 25% of the award will vest based on our TSR for such three-year forward-looking performance period relative to the performance comparison peer group listed under “—Performance Peer Group.” Dividends payable in connection with performance-based equity awards granted for performance for the year ended December 31, 2020 will only be paid to the extent that the performance-based vesting conditions are satisfied and such awards are earned and vest. The performance criteria, weightings and levels of opportunity for each of Messrs. Tanz, Haines, Baker and Schoebel for the performance-based equity awards, which were approved by the Compensation Committee in February 2021, are as follows:

Performance Measure	Weighting	Threshold	Target	High	Exceptional
ESG Milestones Achieved(1)	25%	2	3	4	6
Average Year-End Occupancy(2)	25%	92%	94%	96%	97%
Average Year-End Same-Center NOI Growth(3)	25%	1.5%	2.0%	2.5%	3.5%
Three Year Relative TSR(4)	25%	30th percentile	40th percentile	50th percentile	70th percentile
Payout Percentage:		50%	100%	150%	200%

_____________________

(1)	ESG milestones achieved shall be the sum of the number of goals related to our ESG program as determined by our board of directors achieved during the period from January 1, 2021 through December 31, 2023 (the “2021 Grant Performance Period”). In the event the ESG milestones achieved fall between 4 and 6, the ESG milestones achieved vesting percentage will be determined using a straight line linear interpolation between 150.0% and 200.0%.

(2)	In the event average year-end occupancy falls between 92% and 94%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average year-end occupancy falls between 94% and 96%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average year-end occupancy falls between 96% and 97%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. The occupancy measurement at December 31 of each year during the 2021 Grant Performance Period excludes any properties acquired during the last six months of such year and properties that are being prepared for densification as of the respective measurement date.

(3)	In the event average same-center NOI growth falls between 1.5% and 2.0%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average same-center NOI growth falls between 2.0% and 2.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average same-center NOI growth falls between 2.5% and 3.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. Same-center NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2020 and 2019, in Item 7 of our Form 10-K for the year ended December 31, 2020.

(4)	In the event the Relative TSR percentile falls between the 30th percentile and the 40th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0%, in the event that the Relative TSR percentile falls between the 40th percentile and 50th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event that the Relative TSR percentile falls between the 50th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 150.0% and 200.0%.

Key Terms of the Year-End 2019 Performance-Based Equity Awards (Granted in 2020)

With respect to the long-term equity-based awards to Messrs. Tanz, Haines, Schoebel and Baker in respect of performance for the year ended December 31, 2019 (granted in 2020), 50% of such awards were time-based Restricted Share awards that vest based solely on continued employment or service over a three-year vesting period. Dividends are paid on all time-based equity awards, vested and non-vested.

The remaining 50% of such long-term equity-based awards were performance-based Restricted Share awards granted for performance for the year ended December 31, 2019 and were allocated as follows: (i) 25% of the award will vest based on the number of ESG milestones achieved over the performance period, (ii) 25% of the award will vest based on average year-end occupancy rates over the performance period, (iii) 25% of the award will vest based on average year-end same-center NOI growth over the performance period, and (iv) 25% of the award will vest based on our TSR for such three-year forward-looking performance period relative to the performance comparison peer group listed under “—Performance Peer Group.” Dividends payable in connection with performance-based equity awards granted for performance for the year ended December 31, 2019 will only be paid to the extent that the performance-based vesting conditions are satisfied and such awards are earned and vest. The performance criteria, weightings and levels of opportunity for each of Messrs. Tanz, Haines, Baker and Schoebel for the performance-based equity awards, which were approved by the Compensation Committee at its meeting held on February 18, 2020, are as follows:

Performance Measure	Weighting	Threshold	Target	High	Exceptional
ESG Milestones Achieved(1)	25%	2	3	4	6
Average Year-End Occupancy(2)	25%	92%	94%	96%	98%
Average Year-End Same-Center NOI Growth(3)	25%	1.5%	2.0%	2.5%	3.5%
Three Year Relative TSR(4)	25%	40th percentile	55th percentile	70th percentile	80th percentile
Payout Percentage:		50%	100%	150%	200%

______________________

(1)	ESG milestones achieved shall be the sum of the number of goals related to our ESG program as determined by our board of directors achieved during the period from January 1, 2020 through December 31, 2022 (the “2020 Grant Performance Period”). In the event the ESG milestones achieved fall between 4 and 6, the ESG milestones achieved vesting percentage will be determined using a straight line linear interpolation between 150.0% and 200.0%.

(2)	In the event average year-end occupancy falls between 92% and 94%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average year-end occupancy falls between 94% and 96%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average year-end occupancy falls between 96% and 98%, average year-end occupancy vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. The occupancy measurement at December 31 of each year during the 2020 Grant Performance Period excludes any properties acquired during the last six months of such year and properties that are being prepared for densification as of the respective measurement date.

(3)	In the event average same-center NOI growth falls between 1.5% and 2.0%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 50.0% and 100.0%, in the event average same-center NOI growth falls between 2.0% and 2.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event average same-center NOI growth falls between 2.5% and 3.5%, average same-center NOI growth vesting will be determined using a straight line linear interpolation between 150.0% and 200.0%. Same-center NOI is a non-GAAP financial measure that we believe, when considered with financial statements presented in accordance with GAAP, provides additional and useful means to evaluate and compare the operating performance of the Company’s properties. We provide a reconciliation of same-center NOI to consolidated operating income in accordance with GAAP for the years ended December 31, 2020 and 2019, in Item 7 of our Form 10-K for the year ended December 31, 2020.

(4)	In the event the Relative TSR percentile falls between the 40th percentile and the 55th percentile, Relative TSR vesting percentage is determined using a straight line linear interpolation between 50.0% and 100.0%, in the event that the Relative TSR percentile falls between the 55th percentile and 70th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 100.0% and 150.0%, and in the event that the Relative TSR percentile falls between the 70th percentile and 80th percentile, the Relative TSR vesting percentage shall be determined using a straight line linear interpolation between 150.0% and 200.0%.

Performance Peer Group

In connection with the vesting of performance-based equity awards subject to relative TSR performance goals, the Company uses a group of competitors that are most closely aligned from an investment and asset-type perspective, but may be too large or small from a size perspective to be considered appropriate peers from an executive compensation standpoint. The following group of peer companies is used to measure our relative TSR performance for our outstanding performance-based equity awards:

Acadia Realty Trust (NYSE:AKR)	Brixmor Property Group Inc. (NYSE:BRX)
CBL & Associates Properties, Inc. (NYSE:CBL)	Cedar Realty Trust, Inc. (NYSE:CDR)
Federal Realty Investment Trust (NYSE:FRT)	Kimco Realty Corporation (NYSE:KIM)
Kite Realty Group Trust (NYSE:KRG)	Pennsylvania Real Estate Investment Trust (NYSE:PEI)
Regency Centers Corporation (NYSE:REG)	Retail Properties of America, Inc. (NYSE:RPAI)
RPT Realty (NYSE:RPT)	SITE Centers Corp. (NYSE:SITC)
Urban Edge Properties (NYSE:UE)	Washington Prime Group Inc. (NYSE:WPG)
Weingarten Realty Investors (NYSE:WRI)

Compensation for our Chairman

Mr. Baker, the Chairman of our board of directors, does not hold any executive office with the Company. However, due to the nature of his letter agreement and the compensation he is entitled to thereunder, we include Mr. Baker in this Proxy Statement as a “named executive officer.” The Board’s determination of compensation for Mr. Baker recognizes his importance to the Company and its business given his unique experience and leadership capabilities. Mr. Baker brings to the Company a distinguished reputation, valuable retail and real estate relationships and contacts, and significant experience in a number of critical areas, including real estate, finance, leasing and strategy. Mr. Baker also has regular interactions with the Company’s executive management team regarding retail industry trends, strategic acquisitions and other high-level matters. Based on those factors and a review of compensation paid to other similar chairpersons in the REIT industry, the Board believes that Mr. Baker’s compensation is appropriate and is as follows:

Element	2020		2019		% Change
Base Salary	$275,000		$275,000		—%
Cash Bonus	180,000		200,000		(10.0%)
Equity Awards	399,998	(1)	399,990	(2)	—%
Total	$854,998		$874,990		(2.3)%

_________________________

(1)	Represents the value of the award based on the closing price of the Common Stock reported on NASDAQ on February 23, 2021, the grant date of the award.

(2)	Represents the value of the award based on the closing price of the Common Stock reported on NASDAQ on February 18, 2020, the grant date of the award.

Perquisites and Other Benefits

In general, it is the Compensation Committee’s practice to provide limited perquisites and other benefits to our named executive officers. We provide each of Messrs. Tanz, Haines and Schoebel with an automobile allowance of $1,500 per month, but do not reimburse our named executive officers for clubs, financial planning or items of a similar nature.

Messrs. Tanz, Haines and Schoebel are eligible to participate in our employee health and welfare benefit programs. The attributed costs of these benefits for our named executive officers for the fiscal year ended December 31, 2020 are included in the Summary Compensation Table under the column entitled “All Other Compensation” and the related footnote. Further, in accordance with the Code of Conduct, we do not make any loans to, or guarantee any personal loans of, any of our employees, including our named executive officers.

As discussed above in this Compensation Discussion and Analysis, we have entered into employment or letter agreements with each of our named executive officers. These employment and letter agreements are designed to promote our stability and continuity of senior leadership. Information with respect to applicable severance payments under these agreements for our named executive officers is provided under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

Deductibility of Executive Compensation. The Compensation Committee has determined, where practical, to maximize the tax deductibility of compensation payments to our executive officers under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”) and the regulations thereunder. Section 162(m) imposes an annual individual limit of $1 million on the deductibility of our compensation payments to executives. Historically, compensation paid for achieving pre-established and objective performance goals pursuant to a plan that has been approved by our stockholders has not been subject to this limit. The Original 2009 Equity Incentive Plan was designed so that performance-based Restricted Share awards granted to our named executive officers under the plan on or before November 2, 2017 were exempt from the compensation deduction limitation described above. For performance-based awards granted to our executive officers after November 2, 2017, the Company will no longer be taking into account the potential tax deduction with respect to compensation for a named executive officer in excess of $1,000,000 a year, which will no longer be available, and the Company’s performance-based pay practices may change accordingly. Time-based awards are subject to the compensation deduction limitation. The Compensation Committee may authorize payments to executives that may not be fully deductible if it believes such payments are in our interests and that of our stockholders.

Other Tax and Accounting Implications. The American Jobs Creation Act of 2004 affects the tax rules applicable to nonqualified deferred compensation arrangements. We believe that we are operating in good faith compliance with these statutory provisions and all subsequent regulatory authority and that the employment agreements of all of our executive officers and the Amended 2009 Equity Incentive Plan comply with Section 409A of the Internal Revenue Code.

Say-on-Pay Vote. At our 2020 annual meeting of stockholders, we provided our stockholders with the opportunity to vote on a resolution to approve, on an advisory basis, the compensation of our named executive officers. The Compensation Committee reviewed the results of this advisory “say-on-pay” vote. Our stockholders showed strong support for our executive compensation program with approximately 97.5% of the votes cast approving our advisory resolution. We attribute this result to the Compensation Committee’s commitment to designing and implementing an executive compensation program that aligns executive compensation with Company performance and the creation of sustainable stockholder value and its responsiveness to feedback received from our stockholders.

Compensation Committee Report

The Compensation Committee evaluates and establishes compensation for our named executive officers and administers the Amended 2009 Equity Incentive Plan. While management has the primary responsibility for our financial reporting process, including the disclosure of executive compensation, the Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth in this Proxy Statement. The Compensation Committee is satisfied that the Compensation Discussion and Analysis fairly represents the philosophy, intent and actions of the Compensation Committee with regard to executive compensation. The Compensation Committee recommended to our board of directors that the Compensation Discussion and Analysis be included in this Proxy Statement for filing with the SEC.

Laura H. Pomerantz, Chair

Edward H. Meyer

Charles J. Persico

The foregoing Compensation Committee Report shall not be deemed under the Securities Act or the Exchange Act to be (i) “soliciting material” or “filed” or (ii) incorporated by reference by any general statement into any filing made by us with the SEC, except to the extent that we specifically incorporate such report by reference.

Compensation of Executive Officers

The following table summarizes the annual compensation received by our named executive officers for the years ended December 31, 2020, 2019 and 2018.

2020 Summary Compensation Table

Name and Principal Position	Year	Salary ($)(1)	Bonus ($)(1)(2)	Stock Awards ($)(1)(3)	Non-Equity Incentive Plan Compensation ($)(1)(4)	All Other Compensation ($)(5)	Total ($)
Stuart A. Tanz,	2020	875,000	1,093,750	3,801,797	—	51,430	5,821,977
President and Chief Executive	2019	875,000	—	3,853,887	1,225,000	47,249	6,001,136
Officer	2018	850,000	—	3,018,405	1,024,548	51,461	4,944,414

Michael B. Haines,	2020	395,000	355,800	1,155,742	—	51,838	1,958,380
Chief Financial Officer	2019	375,000	—	1,220,371	398,438	48,536	2,042,345
	2018	356,000	—	955,811	359,774	46,437	1,718,022

Richard A. Baker,	2020	275,000	180,000	405,516	—	546	861,062
Chairman of our board of directors	2019	275,000	200,000	428,199	—	518	903,717
	2018	275,000	175,000	335,371	—	516	785,887

Richard K. Schoebel,	2020	470,000	423,500	1,267,264	—	49,492	2,210,256
Chief Operating Officer	2019	445,000	—	1,338,140	472,813	46,285	2,302,238
	2018	420,000	—	1,048,030	424,452	44,910	1,937,392

___________________

(1)	Material terms of the employment and letter agreements of our named executive officers are provided under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements.”

(2)	Amounts in this column were paid to Messrs. Tanz, Haines, Baker and Schoebel, as applicable, on each of March 8, 2021, February 24, 2020 and February 28, 2019. A substantial majority of the annual cash incentive bonus payments to Messrs. Tanz, Haines and Schoebel for 2019 and 2018 were based on certain performance criteria being met and as such those annual cash incentive bonus payments are included under the Non-Equity Incentive Plan Compensation column of this table.

(3)	Amounts in this column represent the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2020 (Note 8, Stock Compensation and Other Benefit Plans for ROIC). Amounts in this column were granted on each of February 18, 2020, March 12, 2019 and March 14, 2018 in respect of named executive officer performance for the years ended December 31, 2019, 2018 and 2017, respectively.

(4)	Amounts in this column were annual cash incentive bonuses paid to our named executive officers on each of February 24, 2020 and February 28, 2019.

(5)	Amounts in this column represent all other compensation received by our named executive officers during each of 2020, 2019 and 2018, as itemized in the tables below.

The following table sets forth for each of our named executive officers the description and amount of each item comprising each officer’s total compensation appearing in the “All Other Compensation” column for the year ended December 31, 2020:

Name	Car Allowance ($)	Health Insurance ($)	401(k) Plan Company Match ($)	Dental Insurance ($)	Total ($)
Stuart A. Tanz	18,000	25,678	5,700	2,052	51,430

Michael B. Haines	18,000	26,086	5,700	2,052	51,838

Richard A. Baker	—	—	—	546	546

Richard K. Schoebel	18,000	22,829	5,700	2,963	49,492

Grants of Plan-Based Awards

The following table summarizes certain information regarding all plan-based awards granted during the 2020 fiscal year to our named executive officers.

Grants of Plan-Based Awards in 2020

	Grant	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards ($)(1)			Estimated Future Payouts Under Equity Incentive Plan Awards Target (#)(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Name	Date	Threshold	Target	Maximum	Threshold	Target	High	Exceptional
Stuart A. Tanz	—	656,250	1,093,750	1,531,250	—	—	—	—	—	—
	2/18/2020	—	—	—	55,113	110,229	165,342	220,458	110,229	3,801,797

Michael B. Haines	—	296,250	395,000	493,750	—	—	—	—	—	—
	2/18/2020	—	—	—	16,753	33,509	50,262	67,018	33,510	1,155,742

Richard A. Baker	—	—	—	—	—	—	—	—	—	—
	2/18/2020	—	—	—	5,877	11,757	17,634	23,514	11,758	405,516

Richard K. Schoebel	—	352,500	470,000	587,500	—	—	—	—	—	—
	2/18/2020	—	—	—	18,371	36,743	55,114	73,486	36,743	1,267,264

_____________________

(1)	Represents the 2020 annual cash incentive bonus opportunities for each of our named executive officers. For a detailed discussion of the performance thresholds and methodology underlying the cash incentive bonus opportunities, see “—Elements of Executive Compensation— Annual Cash Incentives.”

(2)	Vest on January 1, 2023 based upon the achievement of specified performance criteria over a three-year vesting period. For a detailed discussion of the performance thresholds and methodology underlying the equity awards, see “—Elements of Executive Compensation— Long-Term Equity-Based Awards.”

(3)	Vest ratably over a three-year vesting period beginning on January 1, 2020 based solely on continued employment.

(4)	Amounts in this column represent the aggregate value of the Restricted Share and Option awards granted in 2020 based upon the aggregate grant date fair value of such awards computed in accordance with FASB ASC Topic 718. The grant date fair values of awards have been determined based on the assumptions and methodologies set forth in our annual report on Form 10-K for the year ended December 31, 2020 (Note 8, Stock Compensation and Other Benefit Plans for ROIC).

Outstanding Equity Awards at Fiscal Year End 2020

The following table summarizes all outstanding equity awards held by our named executive officers on December 31, 2020.

	Option Awards			Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) (Exercisable)	Option Exercise Price ($)	Option Expiration Date	Equity Incentive Plan Awards: Number of Shares or Units of Stock That Have Not Vested (#)		Equity Incentive Plan Awards: Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Stuart A. Tanz	—	—	—	135,362	(2)	1,812,497
	—	—	—	175,850	(3)	2,354,632
	—	—	—	220,458	(4)	2,951,933

Michael B. Haines	—	—	—	42,864	(2)	573,949
	—	—	—	55,685	(3)	745,622
	—	—	—	67,019	(4)	897,384

Richard A. Baker	—	—	—	15,040	(2)	201,386
	—	—	—	19,538	(3)	261,614
	—	—	—	23,515	(4)	314,866

Richard K. Schoebel	35,000	10.88	3/11/2021	—		—
	—	—	—	47,000	(2)	629,330
	—	—	—	61,058	(3)	817,567
	—	—	—	73,486	(4)	983,978

______________________

(1)	For purposes of this table, the market value of the Restricted Shares is deemed to be $13.39 per share, the closing price of the Common Stock reported on NASDAQ on December 31, 2020 (the last trading day of the year).

(2)	Comprised of Restricted Share awards granted on March 14, 2018. 50% of such Restricted Share awards were time-based and vested ratably over a three-year period based solely on continued employment or service and 50% of such Restricted Share awards were performance-based and vested based upon the achievement of specified performance criteria over a three-year period. 33.33% of such time-based Restricted Share awards vested on each of January 1, 2019 and January 1, 2020 and the remaining 33.34% of such time-based Restricted Share awards vested on January 1, 2021 and a portion of such performance-based Restricted Share awards vested on January 1, 2021.

(3)	Comprised of Restricted Share and LTIP unit awards granted on March 12, 2019. 50% of such awards are time-based Restricted Share awards and vest ratably over a three-year period based solely on continued employment or service and 50% of such awards are performance-based LTIP unit awards and vest based upon the achievement of specified performance criteria over a three-year period. 33.33% of such time-based Restricted Share awards vested on each of January 1, 2020 and January 1, 2021. Assuming continued employment or service and the achievement of specified performance criteria, the remaining 33.34% of such time-based Restricted Share award will vest on January 1, 2022 and 100% of such performance-based LTIP unit award will vest on January 1, 2022.

(4)	Comprised of Restricted Share awards granted on February 18, 2020. 50% of such Restricted Share awards are time-based and vest ratably over a three-year period based solely on continued employment or service and 50% of such Restricted Share awards are performance-based and vest based upon the achievement of specified performance criteria over a three-year period. 33.33% of such time-based Restricted Share awards vested January 1, 2021. Assuming continued employment or service and the achievement of specified performance criteria, the remaining 66.67% of such time-based Restricted Share awards will vest ratably on January 1, 2022 and January 1, 2023 and 100% of such performance-based Restricted Share awards will vest on January 1, 2023.

As of December 31, 2020, our named executive officers held an aggregate of 749,596 unvested Restricted Shares, 187,279 LTIP units and 35,000 Options. As of the Record Date, under the Original 2009 Equity Incentive Plan, there were outstanding Options to acquire a total of 67,000 shares of Common Stock at a weighted average purchase price of $11.60 per share, and no Restricted Shares still subject to forfeiture. During 2020, no Options were exercised and no outstanding Options for any of our named executive officers were repriced. As of the Record Date, 1,861,048 shares of Common Stock remained available for grant to eligible participants under the Amended 2009 Equity Incentive Plan, and a total of 1,158,953 Restricted Shares and 187,279 LTIP units remained subject to forfeiture.

Option Exercises and Equity Vested

The following table summarizes certain information regarding options exercised and equity awards vested with respect to our named executive officers during the year ended December 31, 2020.

	Option Exercises and Equity Vested in 2020
	Option Awards		Equity Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Stuart A. Tanz	—	—	139,312	1,865,388
Michael B. Haines	—	—	43,650	584,474
Richard A. Baker	—	—	15,317	205,095
Richard K. Schoebel	—	—	47,862	640,872

Chief Executive Officer Compensation Pay Ratio

We believe our executive compensation program must be equitable to motivate our employees to create stockholder value. We monitor the relationship between the compensation of our executive officers and the compensation of our other employees. For 2020, the total compensation of Stuart A. Tanz, our President and Chief Executive Officer of $5,821,977, as shown in the Summary Compensation Table above, (our “CEO Compensation”), was approximately 42 times the total compensation of a median employee, which was calculated in the same manner, and was $138,156.

We identified the median employee using the annual base salary as of December 31, 2020, plus any annual cash incentive bonus received during 2020 and any long-term incentive equity awards vested in 2020 for all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2020, the last day of our payroll year (whether employed on a full-time, part-time, or seasonal basis). If such median employee’s total compensation was not comparable to the CEO Compensation, for example, because such median employee was hired at the end of the year and thus did not receive long-term equity-based awards in 2020, we used the next lower employee who was comparable as the median employee. After identifying the median employee, we calculated annual total compensation for such employee using the same methodology we use for our CEO Compensation.

Pension Benefits

Our named executive officers received no benefits in 2020 from us under defined pension or defined contribution plans.

Summary of the Amended 2009 Equity Incentive Plan

The following is a summary of the Amended 2009 Equity Incentive Plan, a copy of which is attached as Exhibit 10.1 to the Form 8-K filed with the SEC on May 1, 2018, and which is incorporated by reference into this Proxy Statement. This summary and the summaries of the Amended 2009 Equity Incentive Plan elsewhere in this Proxy Statement may not contain all of the information about the Amended 2009 Equity Incentive Plan that is of importance to you and are qualified in their entirety by reference to the complete text of the Amended 2009 Equity Incentive Plan. We encourage you to read the Amended 2009 Equity Incentive Plan carefully and in its entirety for a more complete understanding of the Amended 2009 Equity Incentive Plan.

Shares Available for Issuance

We are authorized to issue a total number of fungible units equal to 22,500,000 fungible units (the “Fungible Pool Limit”). Fungible units represent the baseline for the number of shares available for issuance under the Amended 2009 Equity Incentive Plan. Different types of awards granted under the Amended 2009 Equity Incentive Plan are counted differently against the Fungible Pool Limit, as follows:

•	Each share issued or to be issued in connection with an award, other than an option, right or other award that does not deliver the full-value at grant of the underlying shares will be counted against the Fungible Pool Limit as 6.25 fungible units; and

•	Options and other awards that do not deliver the full-value at grant of the underlying shares will be counted against the Fungible Pool Limit as 1.0 fungible unit.

The 22,500,000 fungible units represent a maximum of 3,600,000 shares of Common Stock that could be granted pursuant to the Amended Plan as full-value awards, based on the 6.25 to 1.0 fungible unit-to-full-value award conversion ratio. The maximum aggregate number of shares of Common Stock that may be granted as Incentive Stock Options under the Amended Plan following the effective date of the Amended Plan pursuant to Section 422 of the Internal Revenue Code is 22,500,000.

Administration

The Compensation Committee has been delegated by our board of directors the authority to administer and interpret the Amended 2009 Equity Incentive Plan, to authorize the granting of awards, to determine the eligibility of directors, officers, consultants and other key personnel and service providers, to determine the number of shares of Common Stock to be covered by each award (subject to the individual participant limitations provided in the Amended 2009 Equity Incentive Plan), to determine the terms, provisions and conditions of each award (which may not be inconsistent with the terms of the Amended 2009 Equity Incentive Plan), to prescribe the form of instruments evidencing awards and to take any other actions and make all other determinations that it deems necessary or appropriate in connection with the Amended 2009 Equity Incentive Plan or the administration or interpretation thereof. In connection with this authority, the Compensation Committee may, among other things, establish performance goals that must be met in order for awards to be granted or to vest, or for the restrictions on any such awards to lapse. The Compensation Committee consists solely of non-employee directors, each of whom is intended to be, to the extent required by Rule 16b-3 under the Exchange Act, a non-employee director.

Eligibility

All of our employees, non-employee directors, executive officers, consultants and other key personnel and service providers as well as our subsidiaries and any of our affiliates are eligible to receive awards under the Amended 2009 Equity Incentive Plan.

Because the grant of awards under the Amended 2009 Equity Incentive Plan is within the discretion of the Compensation Committee, and possibly subject to various performance factors which cannot, as yet, be determined, the Company cannot determine the dollar value or number of shares of Common Stock that will in the future be received by or allocated to any participant in the Amended 2009 Equity Incentive Plan.

Options

The terms of specific options, including whether options shall constitute “incentive stock options” for purposes of Section 422(b) of the Internal Revenue Code, shall be determined by the Compensation Committee. The exercise price of an option shall be determined by the Compensation Committee and reflected in the applicable award agreement. The exercise price with respect to incentive stock options may not be lower than 100% (110% in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan) of the fair market value of our Common Stock on the date of grant. Each option will be exercisable after the period or periods specified in the award agreement, which will generally not exceed ten years from the date of grant (or five years in the case of an incentive stock option granted to a 10% stockholder, if permitted under the plan). Options will be exercisable at such times and subject to such terms as determined by the Compensation Committee.

Share Awards

The Amended 2009 Equity Incentive Plan also provides for the grant of share awards. A Restricted Share award is an award of shares of Common Stock that is subject to restrictions on transferability and such other restrictions, if any, as the Compensation Committee may impose at the date of grant. Grants of Restricted Shares will be subject to vesting schedules as determined by the Compensation Committee. The restrictions may lapse separately or in combination at such times, under such circumstances, including, without limitation, a specified period of employment or the satisfaction of pre-established criteria, in such installments or otherwise, as the Compensation Committee may determine. A participant granted Restricted Shares has all of the rights of a stockholder, including, without limitation, the right to vote and the right to receive dividends on the Restricted Shares. Although dividends may be paid on Restricted Shares, whether or not vested, at the same rate and on the same date as on shares of our Common Stock, holders of Restricted Shares are prohibited from selling such shares until they vest.

Share Appreciation Rights

Share appreciation rights, when issued, will reduce the number of shares available for grant under the Amended 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. Share appreciation rights represent a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Share appreciation rights may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant or the Compensation Committee, as may be provided by the Compensation Committee at grant). The Compensation Committee may, in its discretion and under certain circumstances, permit a participant to receive as settlement of the share appreciation rights installments over a period not to exceed ten years.

Phantom Shares

Phantom shares, when issued, will reduce the number of shares available for grant under the Amended 2009 Equity Incentive Plan and will vest as provided in the applicable award agreement. A phantom share represents a right to receive the fair market value of a share of Common Stock, or, if provided by the Compensation Committee, the right to receive the fair market value of a share of Common Stock in excess of a base value established by the Compensation Committee at the time of grant. Phantom shares may generally be settled in cash or by transfer of shares of Common Stock (as may be elected by the participant, in accordance with procedures established by the Compensation Committee, or us, as may be provided by the Compensation Committee at grant).

Dividend Equivalents

A dividend equivalent is a right to receive (or have credited) the equivalent value (in cash or shares of Common Stock) of dividends paid on shares of Common Stock otherwise subject to an award. The Compensation Committee may provide that amounts payable with respect to dividend equivalents shall be converted into cash or additional shares of Common Stock. The Compensation Committee will establish all other limitations and conditions of awards of dividend equivalents as it deems appropriate.

Other Equity-Based Awards

The Amended 2009 Equity Incentive Plan authorizes the granting of other awards based upon shares of our Common Stock (including the grant of securities convertible into shares of Common Stock and share appreciation rights and LTIP units), subject to terms and conditions established at the time of grant.

LTIP units are a special class of partnership interests in our subsidiaries or our operating partnership. Each LTIP unit awarded under the Amended 2009 Equity Incentive Plan, other than LTIP units that are intended to be “appreciation-only” LTIP units, will be equivalent to an award of one share of Common Stock under the Amended 2009 Equity Incentive Plan, reducing the number of shares available for other equity awards on a one-for-one basis. We will not receive a tax deduction for the value of any LTIP units granted under the Amended 2009 Equity Incentive Plan. The vesting period for any LTIP units, if any, will be determined at the time of issuance. Initially, LTIP units will not have full parity with OP units (as defined in our Second Amended and Restated Agreement of Limited Partnership of our operating partnership) with respect to liquidating distributions. Under the terms of the LTIP units, our operating partnership will revalue its assets upon the occurrence of certain specified events, and any increase in valuation from the time of the preceding revaluation event until such event will be allocated first to the holders of LTIP units to equalize the capital accounts of such holders with the capital accounts of OP unit holders. Upon equalization of the capital accounts of the holders of LTIP units with other holders of OP units, the LTIP units will achieve full parity with OP units of our operating partnership for all purposes, including with respect to liquidating distributions. If such parity is reached, vested LTIP units may be converted into an equal number of OP units, and thereafter enjoy all the rights of OP units.

Change of Control

Upon a Change of Control (as defined in the Amended 2009 Equity Incentive Plan), the Compensation Committee may make such adjustments as it, in its discretion, determines are necessary or appropriate in light of the Change of Control, but only if the Compensation Committee determines that the adjustments do not have a substantial adverse economic impact on the participants (as determined at the time of the adjustments) and may among other things accelerate vesting or forfeiture of unvested awards in connection with such event.

Amendment; Termination

We will be able to grant awards until the 10th anniversary of the Amended 2009 Equity Incentive Plan’s approval, April 25, 2028. Our board of directors may amend, suspend, alter or discontinue the Amended 2009 Equity Incentive Plan but cannot take any action that would impair the rights of a participant without such participant’s consent. To the extent necessary and desirable (including as required by law or any stock exchange rules), the board of directors must obtain approval of our stockholders for any amendment that would:

•	other than through adjustment as provided in the Amended 2009 Equity Incentive Plan, increase the total number of shares of Common Stock reserved for issuance under the Amended 2009 Equity Incentive Plan; or

•	change the class of officers, directors, employees, consultants and advisors eligible to participate in the Amended 2009 Equity Incentive Plan.

The Compensation Committee or our board of directors may amend the terms of any award granted under the Amended 2009 Equity Incentive Plan, prospectively or retroactively, except that no amendment may adversely affect the rights of any participant with respect to awards previously granted unless such amendments are in connection with applicable laws without his or her consent.

Securities Authorized For Issuance Under Equity Compensation Plans

The following table presents certain information about the Company’s equity compensation plans as of December 31, 2020:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)	Weighted-average exercise price of outstanding options, warrants and rights(1)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in the first column of this table)(2)
Equity compensation plans approved by stockholders	68,500	$11.58	2,499,776
Equity compensation plans not approved by stockholders	—	—	—
Total	68,500	$11.58	2,499,776

_________________

(1)	Amounts are under the Original 2009 Equity Incentive Plan.

(2)	Amounts are under the Amended 2009 Equity Incentive Plan and assume the issuance of only full-value awards.

Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements

We have employment and letter agreements with each of our named executive officers. As described below, these employment and letter agreements provide our named executive officers with, among other things, base salary, bonus and certain payments at, following and/or in connection with certain terminations of employment or a change in control involving the Company. As used below, the terms “Cause,” “Change in Control,” “Disability” and “Good Reason” shall have the respective meanings set forth in the applicable employment or letter agreements, as applicable.

Stuart A. Tanz. Mr. Tanz’s employment agreement, which became effective as of March 21, 2017, provides that he will serve as our Chief Executive Officer and President for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term. Pursuant to the employment agreement, Mr. Tanz is entitled to an annual base salary of $850,000, subject to annual review and upward adjustment, and an annual bonus between 0% and 175% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Tanz’s performance and the performance of the Company. Mr. Tanz is entitled to participate in all of our employee benefit plans and programs or other welfare benefit programs as made generally available to other senior executives. Mr. Tanz is also entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Tanz’s employment agreement provides that if his employment is terminated (i) by us without Cause, (ii) by Mr. Tanz for Good Reason, (iii) upon non-renewal of the employment term by us, or (iv) by reason of Mr. Tanz’s death or Disability, (and provided Mr. Tanz executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (A) a lump sum payment equal to (i) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (ii) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Tanz’s then annual salary), and (B) continuing medical and dental benefits for 24 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. Mr. Tanz’s employment agreement also provides that if his employment is terminated by us without Cause or by Mr. Tanz for Good Reason within the 12 month period following a Change in Control, he will be entitled to receive a lump sum payment equal to the benefits listed above, except that he will receive three times annual salary and three times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to three times 50% of Mr. Tanz’s then annual salary). To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Tanz (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Tanz’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Tanz has also agreed that he will not (i) compete with us; (ii) solicit our employees, agents or independent contractors; or (iii) solicit or intentionally interfere with our customer or client relationships for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Tanz ceases to be an employee of the Company and our affiliates. His employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Michael B. Haines. Mr. Haines’s employment agreement, which became effective as of March 21, 2017 provides that he will serve as our Executive Vice President, Chief Financial Officer, Treasurer and Secretary for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term. Pursuant to the employment agreement, Mr. Haines is entitled to a base salary of $356,000, subject to review and upward adjustment, and an annual bonus between 0% and 125% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Haines’ performance and the performance of the Company. Mr. Haines is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives. Mr. Haines is entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Haines’ employment agreement provides that if Mr. Haines’ employment is terminated by reason of his death or Disability, he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Haines’ then annual salary), and (ii) continuing medical and dental benefits for 12 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. Additionally, if Mr. Haines’ employment is terminated (A) by us without Cause, (B) by Mr. Haines for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by the Company without Cause or by Mr. Haines for Good Reason within the 12-month period following a Change in Control, (and provided Mr. Haines executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Haines’ then annual salary), and (ii) continuing medical and dental benefits for 18 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Haines (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Haines’ receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Haines has also agreed that he will not, for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Haines ceases to be an employee of the Company and our affiliates, (i) compete with us, (ii) solicit our employees, agents or independent contractors, or (iii) solicit or intentionally interfere with our customer or client relationships. Mr. Haines’ employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Richard A. Baker. On April 2, 2012, we entered into an amendment to Mr. Baker’s letter agreement with us, providing for his transition from Executive Chairman to non-executive Chairman of our board of directors, effective following our 2012 Annual Meeting. The term of the amended letter agreement was through October 20, 2015. Subject to annual review by the Nominating and Corporate Governance Committee, Mr. Baker continues to serve as non-executive Chairman of our board of directors pursuant to the terms of the amended letter agreement.

The amended letter agreement provides that Mr. Baker will receive annual compensation at a rate of $275,000. However, such compensation shall not extend beyond the date of Mr. Baker’s termination as non-executive Chairman of our board directors, unless such termination results from a decision taken by our board of directors without Mr. Baker’s approval to discontinue his service. Mr. Baker’s base salary is subject to annual review and upward adjustment in the discretion of the Compensation Committee. Mr. Baker is eligible for an annual bonus to be determined in the sole discretion of our board of directors and based on Mr. Baker’s performance and our performance. Mr. Baker is also entitled to reimbursement for reasonable business expenses and a travel allowance determined annually by the Compensation Committee together with Mr. Baker.

Under the amended letter agreement, Mr. Baker has agreed that during the period he serves as Chairman of our board of directors, and (unless the board of directors elects not to continue Mr. Baker as Chairman without Mr. Baker’s approval to discontinue his service) for a one-year period following such service, he will not become a senior executive officer of a U.S.-based, publicly traded, necessity-based, retail REIT nor will he solicit our employees, agents or independent contractors to leave their employment or other service with us. Mr. Baker’s amended letter agreement also contains customary provisions relating to confidentiality and mutual non-disparagement. In addition, under the amended letter agreement, we and Mr. Baker agreed, with effect from October 20, 2012, to terminate his commitment to first offer to us retail properties located in the United States that he may discover prior to taking any interest in such property directly or indirectly for his own account or offering such property to other persons or entities.

Richard K. Schoebel. Mr. Schoebel’s employment agreement, which became effective as of March 21, 2017, provides that he will serve as our Chief Operating Officer for an initial term of four years, with automatic renewal for additional one-year terms unless we give prior written notice of non-renewal at least six months prior to the end of the then current term. Pursuant to the employment agreement, Mr. Schoebel is entitled to a base salary of $420,000, subject to review and upward adjustment, and an annual bonus between 0% and 125% of his then annual base salary, as determined in the sole discretion of our board of directors and based on Mr. Schoebel’s performance and the performance of the Company. Mr. Schoebel is also entitled to participate in all of our employee benefit plans and programs on substantially the same terms and conditions as other senior executives. Mr. Schoebel is also entitled to (i) reimbursement for reasonable business expenses; and (ii) an automobile allowance of $1,500 per month.

Mr. Schoebel’s employment agreement provides that if Mr. Schoebel’s employment is terminated by reason of his death or Disability, he will be entitled to receive (i) a lump sum payment equal to, (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) his annual salary and (y) an amount equal to the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to one times 50% of Mr. Schoebel’s then annual salary), and (ii) continuing medical and dental benefits for 12 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. Additionally, if Mr. Schoebel’s employment is terminated (A) by us without Cause, (B) by Mr. Schoebel for Good Reason, (C) upon non-renewal of the employment term by us, or (D) by the Company without Cause or by Mr. Schoebel for Good Reason within the 12-month period following a Change in Control, (and provided Mr. Schoebel executes and delivers a general release of claims in favor of the Company) he will be entitled to receive (i) a lump sum payment equal to (A) annual salary, annual bonus and other benefits earned and accrued prior to the date of termination, and (B) (x) two times annual salary and (y) two times the average of the annual bonuses awarded for the last two years immediately preceding the year of termination (if no annual bonus was awarded for the year (or two years) preceding the year of termination, a minimum bonus equal to two times 50% of Mr. Schoebel’s then annual salary), and (ii) continuing medical and dental benefits for 18 months under the Company’s health plans and programs applicable to senior executives as he would have received in the absence of such termination. In addition to the foregoing, all outstanding unvested equity-based incentives and awards will vest and become free from restrictions and be exercisable in accordance with their terms. To the extent that any of the foregoing payments so made constitutes an “excess parachute payment” under certain tax laws, rules and regulations, we will pay to Mr. Schoebel (i) in full as provided above or (ii) in such lesser amount as would result in no portion of any payments or benefits being subject to the excise tax under the Internal Revenue Code, whichever of the foregoing options (i) or (ii) results in the Mr. Schoebel’s receipt, on an after-tax basis, of the greater amount of payments and benefits.

Mr. Schoebel has also agreed that he will not, for the period commencing on the date of the agreement and ending one year following the date upon which Mr. Schoebel ceases to be an employee of the Company and our affiliates, (i) compete with us, (ii) solicit our employees, agents or independent contractors, or (iii) solicit or intentionally interfere with our customer or client relationships. Mr. Schoebel’s employment agreement also contains customary provisions relating to confidentiality and mutual non-disparagement.

Potential Payments upon a Change in Control or Termination

The following table sets forth the cash amounts, accelerated vesting of equity awards and other payments and benefits that our named executive officers would be entitled to receive under various circumstances pursuant to the terms of the Original 2009 Equity Incentive Plan, the Amended 2009 Equity Incentive Plan, and the grant agreements made under the Original 2009 Equity Incentive Plan and the Amended 2009 Equity Incentive Plan and their respective employment agreements in the event that the employment termination scenarios described above under “—Employment and Letter Agreements and Termination of Employment and Change in Control Arrangements” were to have occurred on December 31, 2020. The actual amounts that would be paid on any termination of employment can only be determined at the time of any actual separation from the Company.

Event	Stuart A. Tanz	Michael B. Haines	Richard A. Baker	Richard K. Schoebel
By Company without Cause, by Employee for Good Reason or upon non-renewal of employment by the Company, and with no Change in Control:(*)
Cash Severance(1)	4,068,750	1,544,238	—	1,836,313
Equity Awards(4)	7,119,062	2,216,955	777,866	2,430,875
Other Benefits(5)	55,460	42,207	—	38,688
Total	11,243,272	3,803,400	777,866	4,305,876

By Company without Cause, by Employee for Good Reason, and following a Change in Control:(*)
Cash Severance(2)	6,103,125	1,544,238	—	1,836,313
Equity Awards(4)	7,119,062	2,216,955	777,866	2,430,875
Other Benefits(5)	55,460	42,207	—	38,688
Total(6)	13,277,647	3,803,400	777,866	4,305,876

Death or Disability:(*)
Cash Severance(3)	4,068,750	772,119	—	918,157
Equity Awards(4)	7,119,062	2,216,955	777,866	2,430,875
Other Benefits(5)	55,460	28,138	—	25,792
Total	11,243,272	3,017,212	777,866	3,374,824

By Company with Cause or by Employee without Good Reason: (*)
Cash Severance	—	—	—	—
Equity Awards	—	—	—	—
Other Benefits	—	—	—	—
Total	—	—	—	—

_____________________

(*)	All amounts are in dollars. All amounts assume any accrued base salary, bonus and other benefits have been paid up to the date of calculation.

(1)	Reflects the aggregate of (i) 2.0 times base salary (using base salaries as of the date of this Proxy Statement) and (ii) 2.0 times the average of the cash bonuses earned for the fiscal years ended December 31, 2020 and 2019.

(2)	Reflects the aggregate of (i) 2.0 times (3.0 times for Mr. Tanz) base salary (using base salaries as of the date of this Proxy Statement) and (ii) 2.0 times (3.0 times for Mr. Tanz) the average of the cash bonuses earned for the fiscal years ended December 31, 2020 and 2019.

(3)	Reflects the aggregate of (i) 1.0 times (2.0 times for Mr. Tanz) base salary (using base salaries as of the date of this Proxy Statement) and (ii) 1.0 times (2.0 times for Mr. Tanz) the average of the cash bonuses earned for the fiscal years ended December 31, 2020 and 2019.

(4)	Reflects the number of shares received pursuant to equity awards that had not vested as of December 31, 2020 (see “—Compensation of Executive Officers—Outstanding Equity Awards at Fiscal Year-End 2019”) multiplied by $13.39 per share, the closing price of the Common Stock reported on NASDAQ on December 31, 2020 (the last trading day of the year). For unvested performance-based equity awards subject to “threshold,” “target,” “high,” “maximum,” or “exceptional” bonus opportunity levels, amounts have been calculated assuming a “target” bonus opportunity level payout.

(5)	Reflects continuing medical and dental benefits for 18 months (24 months for Mr. Tanz, and in the case of Messrs. Haines and Schoebel in the event of death or disability, 12 months) calculated using the amounts received during the fiscal year ended December 31, 2020.

(6)	To the extent that any of the payments made upon a change in control constitute an “excess parachute payment” under certain tax laws, rules and regulations, we will pay (i) the total in full or (ii) such lesser amount as would result in no portion of any payments or benefits being subject to such excise tax, whichever of the foregoing options (i) or (ii) results in the receipt, on an after-tax basis, of the greater amount of payments and benefits.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee is comprised solely of independent directors: Laura H. Pomerantz (Chair), Michael J. Indiveri and Charles J. Persico. No member of the Compensation Committee is or was an employee or officer of the Company or had any relationships requiring disclosure under the rules and regulations of the Exchange Act. There are no Compensation Committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Other than the transactions referred to herein, since the beginning of our last fiscal year, we have not been a party to any transaction or proposed transaction with any related person who is (i) one of our directors or executive officers, (ii) a director nominee, (iii) a beneficial owner of more than 5% of Common Stock or (iv) any member of the immediate family of any of the foregoing persons that involves an amount exceeding $120,000 and in which any such related person had or will have a direct or indirect material interest.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information as of the date of this Proxy Statement regarding the beneficial ownership of Common Stock by (i) each person known to us to be the beneficial owner of 5% or more of the outstanding Common Stock, (ii) our named executive officers, (iii) our directors and director nominees and (iv) all of our directors, director nominees and named executive officers as a group.

	Common Stock Beneficially Owned
Name and Business Address(1)	Shares(2)(3)		Shares Subject to Options or Warrants(4)	Total	Percent of Class
Directors and Officers(2)
Richard A. Baker	296,725	(5)	—	296,725	*
Michael B. Haines	260,509		—	260,509	*
Angela K. Ho	7,468		—	7,468	*
Michael J. Indiveri	74,302		—	74,302	*
Edward H. Meyer	74,302		—	74,302	*
Lee S. Neibart	118,152	(5)	—	118,152	*
Charles J. Persico	31,027		—	31,027	*
Laura H. Pomerantz	61,027		—	61,027	*
Richard K. Schoebel	370,445		—	370,445	*
Stuart A. Tanz	1,745,123		—	1,745,123	1.5%
Eric S. Zorn	101,414		—	101,414	*
All directors and named executive officers as a group (10 persons)	3,140,494		—	3,140,494	2.7%

5% or more beneficial owners
Entities affiliated with Blackrock, Inc.(6) 55 East 52nd Street New York, NY 10055	21,172,289		—	21,172,289	17.9%
Entities affiliated with The Vanguard Group, Inc.(7) 100 Vanguard Blvd. Malvern, PA 19355	17,590,438		—	17,590,438	14.91%
Entities affiliated with Invesco Ltd.(8) 1555 Peachtree Street NE, Suite 1800 Atlanta, GA 30309	6,577,639		—	6,577,639	5.6%
Entities affiliated with State Street Corporation(9) One Lincoln Street Boston, MA 02111	5,974,415		—	5,974,415	5.06%

______________________

(*)	Represents less than 1% of issued and outstanding shares of Common Stock.

(1)	The business address of each director and named executive officer is c/o Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130.

(2)	Each director and named executive officer has sole voting and investment power with respect to these shares, except that (i) the Indiveri Group LLC, a limited liability company, holds 8,400 shares whose interests are owned 50% by Mr. Indiveri and 50% by his spouse and (ii) all of the shares held by Mr. Schoebel are held by the Schoebel Family Trust dated June 7, 2013 whose interests are owned 50% by Mr. Schoebel and 50% by his spouse.

(3)	Includes unvested Restricted Shares granted to our named executive officers and directors as follows: Mr. Baker – 24,083 Restricted Shares subject to time-based vesting; Mr. Haines – 68,640 Restricted Shares subject to time-based vesting; Mr. Tanz – 224,325 Restricted Shares subject to time-based vesting; Mr. Schoebel – 75,262 Restricted Shares subject to time-based vesting; Ms. Ho – 7,468; Mr. Indiveri – 7,468 Restricted Shares subject to time-based vesting; Mr. Meyer – 7,468 Restricted Shares subject to time-based vesting; Mr. Neibart – 7,468 Restricted Shares subject to time-based vesting; Mr. Persico – 7,468 Restricted Shares subject to time-based vesting; Ms. Pomerantz – 7,468 Restricted Shares subject to time-based vesting; and Mr. Zorn – 7,468 Restricted Shares subject to time-based vesting.

Excludes unvested Restricted Shares granted to our named executive officers as follows: Mr. Baker – 24,095 Restricted Shares subject to performance-based vesting; Mr. Tanz – 225,898 Restricted Shares subject to performance-based vesting; Mr. Haines – 68,672 Restricted Shares subject to performance-based vesting; and Mr. Schoebel – 75,299 Restricted Shares subject to performance-based vesting.

Excludes unvested LTIP units granted to our named executive officers as follows: Mr. Baker – 11,723 LTIP units subject to performance-based vesting; Mr. Tanz – 105,510 LTIP units subject to performance-based vesting; Mr. Haines – 33,411 LTIP units subject to performance-based vesting; and Mr. Schoebel – 36,635 LTIP units subject to performance-based vesting.

(4)	For purposes of this table, a person is deemed to be the beneficial owner of shares of Common Stock if that person has the right to acquire such shares within 60 days of the Record Date by the exercise of any Options or warrants. Options or warrants held by a person are deemed to have been exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by such person, but shall not be deemed to have been exchanged or exercised for the purpose of computing the percentage of outstanding shares of Common Stock beneficially owned by any other person.

(5)	Includes 175,568 shares received by Mr. Baker and 68,850 shares received by Mr. Neibart as part of a pro rata distribution from NRDC Capital Management, LLC, of which William L. Mack, Robert C. Baker, and Messrs. Baker and Neibart were the sole members and managers. In prior reports, Messrs. Baker and Neibart each reported indirect beneficial ownership of 688,500 shares.

(6)	On its Schedule 13G filed with the SEC on January 25, 2021, Blackrock, Inc. reported sole voting power with respect to 20,868,037 shares of Common Stock beneficially owned by it, shared voting or shared dispositive power with respect to 0 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 21,172,289 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 21,172,289 shares of Common Stock. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 17.9%.

(7)	On its Schedule 13G (Amendment No. 11) filed with the SEC on February 10, 2021, the Vanguard Group, Inc. reported sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 360,767 shares of Common Stock, sole dispositive power with respect to 17,133,105 shares of Common Stock, shared dispositive power with respect to 457,333 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 17,590,438 shares of Common Stock. The Schedule 13G (Amendment No. 11) reports a beneficial ownership percentage of shares of Common Stock of 14.91%.

(8)	On its Schedule 13G (Amendment No. 15) filed with the SEC on February 12, 2021, Invesco Ltd. reported sole voting power with respect to 4,147,065 shares of Common Stock, shared voting or shared dispositive power with respect to 0 shares of Common Stock beneficially owned by it, sole dispositive power with respect to 6,577,639 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 6,577,639 shares of Common Stock. The Schedule 13G (Amendment No. 15) reports a beneficial ownership percentage of shares of Common Stock of 5.6%.

(9)	On its Schedule 13G filed with the SEC on February 10, 2021, State Street Corporation reported sole voting power with respect to 0 shares of Common Stock, shared voting power with respect to 5,275,119 shares of Common Stock, sole dispositive power with respect to 0 shares of Common Stock, shared dispositive power with respect to 5,974,415 shares of Common Stock beneficially owned by it and aggregate beneficial ownership of 5,974,415 shares of Common Stock. The Schedule 13G reports a beneficial ownership percentage of shares of Common Stock of 5.06%.

OTHER MATTERS

Our board of directors knows of no other business to be presented at the Annual Meeting or any postponements or adjournments thereof. The proxies for the Annual Meeting confer discretionary authority on the persons named therein as proxy holders to vote on any matter proposed by stockholders for consideration at the Annual Meeting. As to any other business which may properly come before the Annual Meeting, the persons named as proxy holders on your proxy card will vote the shares of Common Stock represented by properly submitted proxies in their discretion.

SUBMISSION OF STOCKHOLDER PROPOSALS

Any stockholder intending to present a proposal at our 2022 Annual Meeting of Stockholders and have the proposal included in the proxy statement and proxy card for such meeting (pursuant to Rule 14a-8 of the Exchange Act) must, in addition to complying with the applicable laws and regulations governing submissions of such proposals, submit the proposal in writing to us no later than November 26, 2021, and must otherwise be in compliance with the requirements of the SEC’s proxy rules.

Our stockholders of record who comply with the current advanced notice procedures set forth in our Bylaws and outlined under this “Submission of Stockholder Proposals” section may nominate director candidates for election to our board of directors or propose other business at the annual meeting. To be timely, such stockholder nominations of director candidates or proposals of other business must be received by our Secretary not earlier than the 150th day nor later than 5:00 p.m., Eastern Time, on the 120th day prior to the first anniversary of the date of the proxy statement for the preceding year’s annual meeting; provided, however, in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year’s annual meeting, to be timely, notice by the stockholder must be so delivered not earlier than the 150th day prior to the date of such annual meeting nor later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of such annual meeting, as originally convened, or the tenth day following the day on which public announcement of the date of such meeting is first made. The public announcement of a postponement or adjournment of an annual meeting will not commence a new time period for the giving of a stockholder’s notice as described above. Accordingly, to submit a director candidate for consideration for nomination or propose other business for inclusion at our 2022 Annual Meeting of Stockholders, stockholders must submit the recommendation or proposal, in writing, by November 26, 2021, but in no event earlier than October 27, 2021. The written notice must set forth the information required by our Bylaws. The advanced notice procedures set forth in our Bylaws do not affect the right of stockholders to request the inclusion of proposals in our proxy statement pursuant to SEC rules.

Any such nomination or proposal should be sent to Michael B. Haines, our Secretary, at Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, and, to the extent applicable, must include the information required by our Bylaws.

Our board of directors and our management do not know of any other matters or business to be presented for consideration at the Annual Meeting. If, however, any other matters properly come before the Annual Meeting or any postponements or adjournments thereof, it is the intention of the persons named in the enclosed proxy to vote such proxy in accordance with their discretion on any such matters. The persons named in the enclosed proxy may also, if they deem it advisable, vote such proxy to adjourn the Annual Meeting from time to time.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies and intermediaries (such as banks and brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single set of proxy materials (i.e., the proxy statement and annual report) addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.

A number of brokers with account holders who are our stockholders will be “householding” our proxy materials. A single set of proxy materials may be delivered to multiple stockholders sharing the same address unless contrary instructions have been received from the impacted stockholders. Once a stockholder has received notice from its broker that they will be “householding” communications to such stockholder’s address, “householding” will continue until such stockholder revokes consent to “householding” or is notified otherwise. If, at any time, a stockholder no longer wishes to participate in “householding” and would prefer to receive a separate set of our proxy materials, such stockholder should so notify us by directing written requests to: Retail Opportunity Investments Corp., 11250 El Camino Real, Suite 200, San Diego, California 92130, Attn: Michael B. Haines, our Chief Financial Officer; or by calling investor relations at 858-255-4913. In addition, if so requested, we will also undertake to promptly deliver a separate set of proxy materials to any stockholder for whom such proxy materials were subject to “householding.” Stockholders who currently receive multiple copies of our proxy materials at their address and would like to request “householding” of their communications should contact us, as specified above, or their respective brokers.

MISCELLANEOUS

We are bearing all costs associated with the solicitation of proxies in connection with the Annual Meeting. This solicitation is being made primarily through the Internet and by mail, but may also be made by our directors, executive officers and employees by telephone, telegraph, facsimile transmission, electronic transmission, Internet, mail or personal interview. No additional compensation will be given to our directors, executive officers or employees for this solicitation. We will request brokers and nominees who hold shares of Common Stock in their names to furnish proxy materials to beneficial owners of such shares and will reimburse such brokers and nominees for their reasonable expenses incurred in forwarding solicitation materials to such beneficial owners.

A COPY OF OUR ANNUAL REPORT ON FORM 10-K (FILED WITH THE SEC AND NASDAQ), WHICH CONTAINS ADDITIONAL INFORMATION ABOUT US, IS AVAILABLE FREE OF CHARGE TO ANY STOCKHOLDER UPON WRITTEN REQUEST. REQUESTS SHOULD BE DIRECTED TO MICHAEL B. HAINES, OUR CHIEF FINANCIAL OFFICER, AT OUR PRINCIPAL EXECUTIVE OFFICES AT RETAIL OPPORTUNITY INVESTMENTS CORP., 11250 El Camino Real, Suite 200, San Diego, California 92130.

By Order of the Board of Directors

Stuart A. Tanz
President and Chief Executive Officer

San Diego, California

March 26, 2021

PROXY

RETAIL OPPORTUNITY INVESTMENTS CORP.

11250 El Camino Real, Suite 200

San Diego, California 92130

2021 Meeting of Stockholders – April 26, 2021

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned stockholder of Retail Opportunity Investments Corp., a Maryland corporation (the “Company”), hereby appoints Stuart A. Tanz and Michael B. Haines, or either of them, with power to act without the other and with power of substitution, as proxies and attorneys-in-fact and hereby authorizes them to attend the Annual Meeting of Stockholders (the “Meeting”) of the Company to be held via a live webcast at http://www.viewproxy.com/ROIREIT/2021/vm at 1:30 p.m., Eastern time on April 26, 2021, and any postponement or adjournment thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at the Meeting and to otherwise represent the undersigned at the Meeting with all powers which the undersigned would possess if present virtually at the Meeting. By signing this proxy, the undersigned acknowledges receipt of the Notice of Annual Meeting and of the accompanying Proxy Statement, the terms of which are incorporated by reference herein.

Please register in advance to attend virtually using the following link: http://www.viewproxy.com/ROIREIT/2021

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS INDICATED, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES NAMED IN THE PROXY STATEMENT AND “FOR” PROPOSALS 2 AND 3. THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

continued and to be marked, dated and signed, on the other side

▲ PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held at 1:30 p.m., EASTERN time, on April 26, 2021. The Proxy Statement and our 2020 Annual Report to Stockholders are available at: http://www.viewproxy.com/roireit/2021

THE COMPANY’S BOARD OF DIRECTORS RECOMMENDS YOU VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED BELOW AND “FOR” PROPOSALS 2 AND 3.						Please mark your votes like this ☒

1. ELECTION OF DIRECTORS		FOR ALL	WITHHOLD FOR ALL	FOR ALL EXCEPT		FOR	AGAINST	ABSTAIN
Nominees:
01 Richard A. Baker 02 Angela K. Ho 03 Michael J. Indiveri 04 Lee S. Neibart	05 Charles J. Persico 06 Laura H. Pomerantz 07 Stuart A. Tanz 08 Eric S. Zorn	☐	☐	☐	2. Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the year ended December 31, 2021.	☐	☐	☐
(INSTRUCTIONS: To withhold authority to vote for any individual, mark, “For All Except” and write the nominee’s name(s) on the line below.)					3. Approval, on an advisory basis, of the compensation of the Company’s named executive officers as described in the 2021 Proxy Statement.	☐	☐	☐
					I plan on attending the meeting via live webcast at http://www.viewproxy.com/ROIREIT/2021/vm			☐
DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data)

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE, “FOR” PROPOSALS 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF.

Date: _____________________________________________________________________

__________________________________________________________________________

Signature

__________________________________________________________________________

Signature (if held jointly)

Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark the box.) ☐	CONTROL NUMBER

NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee or guardian please give full title as such. If the signer is a corporation, please sign the full corporate name by duly authorized officer, giving full title as such. If the signer is a partnership, please sign in the partnership’s name by authorized person.

▲PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. ▲
CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11-digit control number ready when authorizing your proxy to vote by Internet or Telephone

INTERNET

Vote Your Proxy on the Internet up until April 25, 2021 at 11:59 p.m. Eastern time: Go to www.AALvote.com/ROIC

Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE

Vote Your Proxy by Phone: Call 1 (866) 804-9616

Use any touch-tone telephone to vote your proxy up until April 25, 2021 at 11:59 p.m. Eastern time. Have your proxy card available when you call. Follow the voting instructions to vote your shares.

MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided